EXECUTION COPY

Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of January 13, 2010

among

PROTECTIVE PRODUCTS ENTERPRISES, INC.,

PROTECTIVE PRODUCTS OF AMERICA, INC.,

AND

THE OTHER SELLERS NAMED HEREIN

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION

4

1.1

Definitions

4

1.2

Rules of Construction

14

ARTICLE II PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

15

2.1

Purchase and Sale of Assets

15

2.2

Excluded Assets

16

2.3

Assignment and Assumption of Liabilities.

17

2.4

No Other Liabilities Assumed.

18

2.5

Limited Right to Make Revisions to Schedules to Sections 2.1 to 2.4

21

2.6

Sellers Actions With Respect to Contracts

22

2.7

Cure Amounts

24

2.8

Deemed Consents and Cures

24

ARTICLE III BASIC TRANSACTION

25

3.1

Purchase Price.

25

3.2

Payment of Purchase Price at Closing.

25

3.3

Valuation Firm

26

3.4

Purchaser's Deposit.

26

3.5

Allocation of Purchase Price

27

ARTICLE IV CLOSING

27

4.1

Closing

27

4.2

Closing/Post-Closing Payments.

27

4.3

Deliveries by Sellers

28

4.4

Deliveries by Purchaser

29

4.5

Form of Instruments

29

4.6

Further Assurances

30

4.7

Withholding

30

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS

30

5.1

Organization, Standing

30

5.2

Subsidiaries

30

5.3

Validity of Agreement; Power

31

5.4

No Conflicts or Violations

31

5.5

Title to Assets; Assets Necessary to Business.

32

5.6

Brokers

32

5.7

Contracts

32

5.8

Financial Statements and Related Matters

32

5.9

Bank Accounts Schedule

33

5.10

Closing Date

33

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER

33

6.1

Organization

33

6.2

Authority

33

6.3

Consents

33

6.4

Financing.

33

6.5

No Additional Representations

34

ARTICLE VII PRE-CLOSING COVENANTS

34

7.1

Consents and Approvals.

34

7.2

Access to Information and Facilities.

35

7.3

Notification of Certain Matters.

35

7.4

Bankruptcy Actions

36

7.5

Other Bids

37

7.6

Non-Seller Subsidiaries

37

7.7

Bankruptcy Matters

38

7.8

Financial Statements

38

7.9

Real Property.

38

7.10

Settlement Action

39

ARTICLE VIII CONDITIONS TO CLOSING

39

8.1

Conditions to Parties' Obligations

39

8.2

Conditions to Purchaser's Obligations

39

8.3

Conditions to Sellers' Obligations

43

ARTICLE IX TERMINATION

43

9.1

Termination

43

9.2

Breakup Fee and Expense Reimbursement

46

9.3

Effect of Termination or Breach

47

ARTICLE X POST-CLOSING COVENANTS

47

10.1

Employees

47

10.2

Employee Benefit Plans

48

10.3

WARN Act

48

10.4

Payroll Reporting and Withholding

48

10.5

Certain Consents

49

10.6

Name Changes

49

10.7

Accounts Receivable; Collections

49

10.8

Confidentiality

49

10.9

Access to Records and Information

50

10.10

Taxes

50

ARTICLE XI MISCELLANEOUS

51

11.1

Non-Survival of Representations and Warranties.

51

11.2

Expenses.

51

11.3

Amendment

52

11.4

Waivers

52

11.5

Notices

52

11.6

Counterparts; Electronic Execution

54

11.7

Headings

54

11.8

SUBMISSION TO JURISDICTION; WAIVER OF TRIAL BY JURY

54

11.9

Governing Law

54

11.10

Binding Nature; Assignment

54

11.11

No Third Party Beneficiaries

55

11.12

Construction

55

11.13

Public Announcements

55

11.14

Disclosure Schedules

55

11.15

Entire Understanding

56

11.16

Closing Actions

56

11.17

Conflict Between Transaction Documents

56

11.18

Time Periods

56

11.19

Final Schedules

56

EXHIBITS

Exhibit A	Form of Bidding Procedures Order
Exhibit B	Form of Sale Order
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Intellectual Property Assignments

SCHEDULES

Schedule 1.1	Cure Amounts
Schedule 2.1(ii)	Assumed Avoidance Actions
Schedule 2.1(iii)	Assumed Bank Accounts
Schedule 2.1(v)	Assumed Facility Leases
Schedule 2.1(vi)	Assumed Equipment Leases
Schedule 2.1(x)	Assumed Contracts
Schedule 2.2(i)	Excluded Facility Leases
Schedule 2.2(ii)	Excluded Equipment Leases
Schedule 2.2(iii)	Miscellaneous Excluded Contracts
Schedule 2.2(xii)	Other Excluded Assets
Schedule 2.6(c)	Designated Contracts
Schedule 5.1	Foreign Qualifications
Schedule 5.2	Subsidiaries
Schedule 5.4	No Conflicts or Violations
Schedule 5.7	Contracts
Schedule 5.8	Financial Statements and Related Matters
Schedule 5.9	Bank Accounts
Schedule 8.2(e)	Required Approvals, Consents and Novations

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 13th day of January, 2010 (the "Effective Date"), by and among Protective Products Enterprises, Inc., a Delaware corporation ("Purchaser"), Protective Products of America, Inc., a Delaware corporation ("ParentCo"), CPC Holding Corporation of America, a Delaware corporation ("CPC"), Ceramic Protection Corporation of America, a Delaware corporation ("Ceramic Protection"), Protective Products International Corp., a Florida corporation ("PPIC"), and Protective Products of North Carolina LLC, a North Carolina limited liability company ("PPNC", and together with ParentCo, CPC, Ceramic Protection and PPIC, "Sellers", and each individually, a "Seller").

In consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

1.1

Definitions .  Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

"Accounts Receivable" means all accounts and notes receivable (whether current or non-current) in respect of goods shipped, products sold or services rendered by any of the Sellers prior to the Closing Date.

"Acquired Assets" has the meaning set forth in Section 2.1 hereof.

"Acquisition Proposal" means a proposal (other than by Purchaser or its Affiliates) relating to any merger, consolidation, business combination, sale or other disposition of ten percent (10%) or more of the Acquired Assets pursuant to one (1) or more transactions, the sale of ten percent (10%) or more of the outstanding shares of capital stock or equity interests of any Seller (including by way of a tender offer, or plan of reorganization or liquidation) or a similar transaction or business combination involving one (1) or more Third Parties and any Seller.

"Actual Current Assets Amount" has the meaning set forth in Section 3.1 hereof.

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether by contract, through the ownership of voting securities or otherwise.

"Affiliated Group" means an "affiliated group" as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which any Seller is or has been a member.

"Agreement" means this Asset Purchase Agreement, including all of the Exhibits and the Schedules hereto, as the same may be amended from time to time in accordance with its terms.

"Allocation" has the meaning set forth in Section 3.5 hereof.

"Assignment and Assumption Agreements" has the meaning set forth in Section 4.3(b) hereof.

"Assumed Contracts" has the meaning set forth in Section 2.1(x).

"Assumed Equipment Leases" has the meaning set forth in Section 2.1(vi).

"Assumed Executory Contracts" means the Assumed Contracts and the Assumed Leases.

"Assumed Facility Leases" has the meaning set forth in Section 2.1(v).

"Assumed Leased Facilities" means the Leased Facilities identified in the Assumed Facility Leases.

"Assumed Leases" has the meaning set forth in Section 2.1(vi).

"Assumed Obligations" has the meaning set forth in Section 2.3(a) hereof.

"Assumption Notice" has the meaning set forth in Section 2.6(c) hereof.

"Auction" means the auction conducted by Sellers pursuant to the Bidding Procedures Order for substantially all of the Acquired Assets in the event a Qualified Bid is timely received prior to the Bid Deadline (as defined in the Bidding Procedures Order).

"Auction Deadline Date" means February 18, 2010.

"Avoidance Actions" means any causes of action arising under Chapter 5 of the Bankruptcy Code, including, without limitation, any and all preference or avoidance claims and actions of any of the Sellers, including, without limitation, all such claims and actions arising under Sections 544, 547, 548, 549, and 550, respectively, of the Bankruptcy Code.

"Bankruptcy Code" means Title 11 of the United States Code.

"Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of Florida.

"Bid Deadline" means February 15, 2010, as such date may be extended by the Bankruptcy Court up to an additional five (5) Business Days.

"Bidding Procedures Order" means the order of the Bankruptcy Court, in the form of Exhibit A.

"Bidding Procedures Order Deadline Date" means January 19, 2010, as such date may be extended by the Bankruptcy Court up to an additional five (5) Business Days.

"Books and Records" means all records and lists of the Business, including (i) all inventory, merchandise, analysis reports, marketing reports, research and development materials and creative material pertaining to the Acquired Assets, the Facilities or the Business, (ii) all records relating to customers, suppliers or personnel of Sellers or of the Business (including customer lists, mailing lists, e-mail address lists, recipient lists, sales records, correspondence with customers, customer files and account histories, supply lists and records of purchases from and correspondence with suppliers), (iii) all records relating to all product, business and marketing plans of Sellers, (iv) all accounting records, Tax records and Tax Returns and (v) all books, ledgers, files, reports, plans, drawings and operating records of every kind; provided, however, that "Books and Records" shall not include the originals of any Seller's minute books, stock books or Tax Returns, or any attorney client communication or attorney work product relating to the negotiation and consummation of the transactions contemplated hereby.

"Breakup Fee" has the meaning set forth in Section 8.2(d)(iii) herein.

"Business" means the activities carried on by Sellers, including the design, manufacturing, distribution and sale of products used for anti-ballistic and other protection for personnel and vehicles in the military and law enforcement markets.

"Business Day" means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in the State of Florida are authorized by Law to close.

"Cash Amount" has the meaning set forth in Section 3.1 hereof.

"Ceramic Protection" has the meaning set forth in the preamble hereto.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) and any Laws promulgated thereunder.

"Chapter 11 Cases" means the cases commenced by Sellers under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court.

"Claim" has the meaning set forth in Section 101(5) of the Bankruptcy Code.

"Closing" has the meaning set forth in Section 4.1 hereof.

"Closing Date" has the meaning set forth in Section 4.1 hereof.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Collective Bargaining Agreement" means any Contract or other binding agreement or arrangement (written or oral) with any labor union or organization, works council or other employee representative.

"Company Systems" means the computer systems, including software, hardware, networks, interfaces, platforms and related systems owned or used by Sellers.

"Contract" means any agreement, license, contract, commitment, Collective Bargaining Agreement or other binding arrangement or understanding, whether written or oral, and with respect to any Contract to which any Seller is a party, such contract which any Seller is permitted under the Bankruptcy Code to assume and assign other than an Employee Benefit Plan.

"Contract Retention Period" has the meaning set forth in Section 2.6(c) hereof.

"CPC" has the meaning set forth in the preamble hereto.

"Cure Amount" means any costs of cure with respect to the Assumed Executory Contracts and the Designated Contracts that become an Assumed Executory Contract pursuant to Section 2.6(c), which estimates of amounts are set forth next to each Contract of the Sellers on Schedule 1.1 (the "Cure Amounts", or with respect to an individual Assumed Executory Contract, the "Cure Amount") (for the avoidance of doubt, it is agreed and understood that to the extent no amount is set forth next to an Assumed Executory Contract or Designated Contract on Schedule 1.1, the Cure Amount is deemed to be zero).

"Current Assets Amount" means an amount determined as of the Closing equal to the amount (valued at the lesser of book or fair market value) of receivables and inventory.

"Deferred Prosecution Agreement" means the agreement entered into between Ceramic Protection and the United States of America on January 12, 2010 regarding Ceramic Protection's supply Agreement dated March 10, 2005 with ArmorWorks, Inc.

"Deposit" has the meaning set forth in Section 3.4(a) hereof.

"Designated Contracts" has the meaning set forth in Section 2.6(c) hereof.

"Designated Remaining Executory Contract Obligations" has the meaning set forth in Section 2.6(c) hereof.

"DIP Credit Agreement" means that certain Superpriority Priming Debtor-In-Possession Credit Agreement, dated as of January 13, 2010, among ParentCo, the guarantors named therein and Canadian Imperial Bank of Commerce as lender.

"DIP Facility" means the credit facility governed by the DIP Credit Agreement and the DIP Order which is provided to the Sellers by the existing lenders of Sellers.

"DIP Order" means, collectively, those certain interim and or final orders entered by the Bankruptcy Court approving the DIP Facility in form acceptable to Sellers.

"Disclosure Schedules" has the meaning set forth in Section 11.14 hereof.

"Effective Date" has the meaning set forth in the preamble hereto.

"Electronic Delivery" has the meaning set forth in Section 11.6 hereof.

"Employee Benefit Plan" means any "employee benefit plan" (as defined in ERISA §3(3)) and any other benefit or compensation plan, program, agreement or arrangement maintained, sponsored, or contributed or required to be contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has any Liability.

"Environmental Laws" means, whenever in effect, all federal, state, provincial, local and foreign statutes, Laws (including CERCLA and analogous state Laws), ordinances, directives and other provisions having the force or effect of law, all judicial and administrative Orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, or pollution or protection of the environment.

"ERISA Affiliate" means any Person that, at any relevant time, is or was treated as a single employer with any Seller for purposes of Code § 414.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws issued thereunder.

"Escrow Agent" has the meaning set forth in Section 3.4(a) hereof.

"Escrow Agreement" has the meaning set forth in Section 3.4(a) hereof.

"Excluded Assets" has the meaning set forth in Section 2.2 hereof.

"Excluded Contracts" has the meaning set forth in Section 2.2(iii) hereof.

"Excluded Environmental Liabilities" means any Liability (including any investigatory, corrective or remedial obligation) arising under Environmental Laws and relating to (i) Sellers or any predecessor or Affiliate of any Seller, (ii) the operation of the Business prior to the Closing, (iii) any Excluded Asset, (iv) any property, facility, or location other than the Assumed Leased Facilities, or (v) any operations, events, conditions, or circumstances occurring or existing on or prior to the Closing Date, including any Release, threatened Release, treatment, storage, disposal, or arrangement for disposal of or any exposure of any Person to Hazardous Substances occurring or existing on or prior to the Closing Date (whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any Disclosure Schedule).

"Excluded Equipment Leases" has the meaning set forth in Section 2.2(ii) hereof.

"Excluded Facility Leases" has the meaning set forth in Section 2.2(i) hereof.

"Excluded Leases" has the meaning set forth in Section 2.2(ii) hereof.

"Excluded Liabilities" has the meaning set forth in Section 2.4 hereof.

"Exhibits" means the exhibits attached hereto.

"Expense Reimbursement" has the meaning set forth in Section 8.2(d)(iii)(B) hereof.

"Facilities" means collectively the premises at which Sellers operate.

"Facility Leases" means all right, title and interest of Sellers in all leases, subleases, licenses, concessions and other agreements (written or oral) and all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Seller thereunder, pursuant to which a Seller holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, a Leased Facility.

"Final Order" means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

"GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

"Government Contract" means any Contract (including but not limited to any prime contract, subcontract, letter contract, purchase order, task order, delivery order, teaming agreement or letter of intent) that is (a) between ParentCo or any of its Subsidiaries and a Governmental Authority or (b) is entered into by ParentCo or any of its Subsidiaries as a subcontractor (at any tier) in connection with a Contract between another entity and a Governmental Authority.

"Governmental Authority" means any federal, state, local, municipal, foreign, supranational or other governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, commission, department, official or entity and any court or other tribunal), or any administrative, executive, judicial, legislative, police, regulatory or taxing authority, or arbitral body.

"Hazardous Substances" means any wastes, pollutants, contaminants or chemicals, any industrial, toxic or otherwise hazardous materials, substances or wastes, any explosive or radioactive substances, and any other substance with respect to which Liability or standards of conduct may be imposed under applicable Law, including petroleum and petroleum related substances, products, by products and wastes, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, urea, formaldehyde, mold, lead based paint, noise, odor and radiation.

"Highest and Best Bid" has the meaning set forth in Section 8.2(d)(iii)(H) hereof.

"Indebtedness" means, with respect to any Person as of any date of determination, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers' acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all obligations arising from deferred compensation arrangements,

(vi) all obligations of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, (vii) all Guaranties of such Person in connection with any of the foregoing, (viii) all capital lease obligations, (ix) all deferred rent, (x) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the Ordinary Course of Business which are not past due), (xi) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (xii) all obligations (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements, (xiii) all other liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness, (xiv) all trade or other payables more than thirty (30) days past due and (xv) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing.

"Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, designs, trade dress, logos, slogans, trade names, internet domain names, corporate names, all applications, registrations and renewals in connection therewith, and all translations, adaptations, derivations and combinations of any of the foregoing, together with all goodwill associated with any of the foregoing, (iii) copyrights, mask works and copyrightable works, and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential information (including formulations, ideas, research and development, information, know-how, inventions, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, financial and marketing plans, customer and supplier lists and information, designs, drawings, plans, proposals and specifications), (v) computer software and systems (including source code, executable code, data, databases and related documentation), websites, URLs, email addresses, and telephone numbers, (vi) copies and tangible embodiments of any of the foregoing in whatever form or medium and (vii) other proprietary and intellectual property rights.

"Inventory" means all inventory of any kind or nature, whether or not prepaid, and wherever located, held or owned by any Seller, including all raw materials, work in process, semi-finished and finished products, replacement and spare parts, packaging materials, operating supplies, in-transit or consigned inventory, and fuels and other and similar items.

"Law" means any law, statute, regulation, code, constitution, ordinance, treaty, rule of common law, or Order of, administered or enforced by or on behalf of, any Governmental Authority.

"Leased Facilities" means any land, buildings, structures, improvements, fixtures or other interest in real property which any Seller has the right to use, or which is used or intended to be used by any Seller or used or intended to be used in, or otherwise related to, the Business.

"Liability" means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether determined or determinable, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including any liability for Taxes, product liability or infringement liability.

"Lien" or "Liens" means any lien (statutory or otherwise), hypothecation, encumbrance, security interest, interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, right of recovery, right of pre-emption, right of first refusal or other Third Party right, Tax (including foreign, federal, state and local Tax), Order of any Governmental Authority, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, (iii) any claim based on any theory that any Purchaser is a successor, transferee or continuation of Sellers or the Business, and (iv) any leasehold interest, license or other right, in favor of a Third Party or a Seller, to use any portion of the Acquired Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

"Material Adverse Change" or "Material Adverse Effect" means, any event, change, condition or matter that, individually or in the aggregate is or could reasonably be expected to be materially adverse to, or materially impair the revenue or anticipated revenue of the Business or impairs the value of, the Acquired Assets or results in a material adverse effect or change in the operation, results of operations, condition (financial or otherwise) or prospects of the Acquired Assets or the Business, taken as a whole, or which materially impairs the ability of Sellers to perform their obligations under this Agreement or has a material adverse effect on or prevents or materially delays the consummation of the transactions contemplated hereby; excluding, however, any effect resulting, whether directly or indirectly, from the bankruptcy, insolvency or deteriorating financial condition of Seller, but specifically including, however, (i) the failure of any of R. Patrick Caldwell, Jason Williams or Neil Schwartzman to remain employed by any of the Sellers and (ii) any event, change, condition or matter that, individually or in the aggregate is or could reasonably be expected to cause the aggregate revenue of Purchaser from Ibiley Manufacturing Corp., Carter Enterprises LLC and the U.S. Marine Corp. from the Closing Date through February 28, 2011 to be less than Seventeen Million Five Hundred Thousand Dollars ($17,500,000).  For avoidance of doubt the occurrence of any of the events set forth in (i) or (ii) above shall be a "Material Adverse Change" and "Material Adverse Effect".

"Minimum Cash Amount" has the meaning set forth in Section 8.2(d)(iii)(G).

"Miscellaneous Excluded Contracts" has the meaning set forth in Section 2.2(iii) hereof.

"Notice" means any summons, citation, directive, Order, claim, litigation, proceeding, letter or other communication, written or oral, actual or threatened, from the United States Environmental Protection Agency or any other Governmental Authority, or any other entity or any individual, and shall include the imposition of any Lien on property owned, leased, occupied or used by any Seller pursuant to any Environmental Law.

"Order" means any award, decision, decree, order, injunction, ruling, judgment, or consent of or entered, issued, made or rendered by any Governmental Authority.

"Ordinary Course of Business" means the operation of the Business by Sellers in the usual and ordinary course in the manner Sellers operated prior to the commencement of the Chapter 11 Cases (including with respect to quantity and frequency).

"ParentCo" has the meaning set forth in the preamble hereto.

"Permits" means licenses, permits, approvals, franchises, bonds, accreditations, certificates of occupancy, authorizations, operating permits, registrations, plans and the like.

"Person" means any corporation, partnership (including any limited partnership and any limited liability partnership), joint venture, limited liability company, organization, trust, entity, authority or natural person.

"Petition Date" means January 13, 2010, which is the date of the filing of the Chapter 11 petitions of Sellers.

"PPIC" has the meaning set forth in the preamble hereto.

"PPNC" has the meaning set forth in the preamble hereto.

"Proceeding" means any action, claim, charge, complaint, dispute, demand, grievance, action, litigation, audit, investigation, review, inquiry, arbitration, liability, damage, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, account, cost, expense, setoff, contribution, attorney's fee or cause of action of whatever kind or character.

"Proration Items" has the meaning set forth in Section 10.10(e) hereof.

"Purchase Price" has the meaning set forth in Section 3.1 hereof.

"Purchaser" has the meaning set forth in the preamble hereto.

"Purchaser Cure Amounts Cap" has the meaning set forth in Section 2.3(a)(i).

"Qualified Bid" or "Qualified Bids" has the meaning set forth in Section 7.4(c) hereof.

"Qualifying Bid" has the meaning set forth in Section 8.2(d)(iii)(G) hereof.

"Release" means any release, emission, disposal, leaching or migration into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substances) or any structure, facility or property.

"Rehired Employees" means each employee of Sellers who accepts an offer of employment by Purchaser as described in Section 10.1 hereof.

"Rejection Notice" has the meaning set forth in Section 2.6(c) hereof.

"Restricted Names" has the meaning set forth in Section 10.6 hereof.

"Rule" or "Rules" means the Federal Rules of Bankruptcy Procedure.

"Sale Motion" has the meaning set forth in Section 7.4(a) hereof.

"Sale Order" means the Order of the Bankruptcy Court, in substantially the same form (but with the same substance, including, for avoidance of doubt, all provisions that would in any manner impact Purchaser) of Exhibit B, to be entered by the Bankruptcy Court pursuant to Sections 363, 365 and 1146(c) of the Bankruptcy Code, which Order, amongst other approvals, approves the sale of the Business and the Acquired Assets to Purchaser or the applicable Bidder with the Highest and Best Bid, free and clear of all Liens pursuant to Section 363(f) of the Bankruptcy Code and finds that the Purchaser has acted in "good faith" within the meaning of section 363(m) of the Bankruptcy Code.

"Sale Order Deadline" means February 22, 2010, as such date may be extended by the Bankruptcy Court up to an additional five (5) Business Days.

"Scheduled Contracts" has the meaning set forth in Section 2.6(a) hereof.

"Schedules" means the schedules attached hereto (including the Disclosure Schedules).

"Seller" or "Sellers" have the meanings set forth in the preamble hereto.

"Seller Termination for Purchaser Breach" has the meaning set forth in Section 8.2(d)(iii)(A).

"Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

"Target Current Assets Amount" means Seven Million Nine Hundred Thousand Dollars ($7,900,000).

"Tax" and, with correlative meaning, "Taxes" mean with respect to any Person (i) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including any income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment, charge or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, whether such Tax is disputed or not, (ii) Liability for the payment of any amounts of the type described in clause (i) above relating to any other Person as a result of being party to any agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person, or (iii) Liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

"Tax Return" means any report, return, declaration, claim for refund or other information or statement supplied or required to be supplied by any Person relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

"Third Party" means any Person other than Sellers, Purchaser or any of their respective Affiliates.

"Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

"Undisputed Payment" has the meaning set forth in Section 3.3 hereof

"Valuation Firm" means a valuation firm mutually agreed upon by Purchaser and Sellers as determined in good faith, which valuation firm shall not be one of the ten largest accounting firms in the United States.

"WARN Act" means the Worker Adjustment and Refraining Notification Act of 1988, as amended.

1.2

Rules of Construction .  Unless the context otherwise clearly indicates, in this Agreement:

(a)

the singular includes the plural;

(b)

"includes" and "including" are not limiting;

(c)

"may not" is prohibitive and not permissive; and

(d)

"or" is not exclusive.

ARTICLE II
PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

2.1

Purchase and Sale of Assets .  Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, contribute, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, whether arising prior to, on or subsequent to the Petition Date, and Purchaser shall purchase, acquire and take assignment and delivery of, for the consideration specified in Article III, all rights, titles and interests of every kind and nature of Sellers (including indirect and other forms of beneficial ownership) in and to all of the properties, assets and rights (contractual or otherwise) of Sellers as of the Closing Date other than the Excluded Assets, whether tangible or intangible, real or personal and wherever located and by whomever possessed, whether or not listed below but including for the avoidance of doubt all of the following properties, assets and rights of the Sellers (all of the assets to be sold, assigned, transferred and delivered pursuant to this Section 2.1 shall be referred to herein as the "Acquired Assets"):

(i)

all Accounts Receivable and all claims, including deposits, advances, prepaid and other current assets, rights under warranties and guaranties, rights in respect of promotional allowances, vendor rebates and to other refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether known or unknown or contingent or non-contingent); the right to receive and retain mail, Accounts Receivable payments and other communications of Sellers; and the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

(ii)

any rights, claims or causes of action of Sellers against third parties arising out of events occurring prior to the Closing Date (including, for the avoidance of doubt, those arising out of events occurring prior to the Petition Date), including any rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, to Sellers, including all Avoidance Actions against or otherwise involving any counterparty to any Assumed Contract or the Persons set forth on Schedule 2.1(ii);

(iii)

all bank accounts set forth on Schedule 2.1(iii), safety deposit boxes, lock boxes and the like;

(iv)

all Inventory;

(v)

all of Sellers' rights existing under the Facility Leases set forth on Schedule 2.1(v) (the "Assumed Facility Leases"), including all rights to security deposits held pursuant thereto;

(vi)

the equipment leases set forth on Schedule 2.1(vi) (the "Assumed Equipment Leases", together with the Assumed Facility Leases, the "Assumed Leases");

(vii)

all tangible personal property, including all machinery, equipment (including all transportation and office equipment), vehicles, computers, mobile phones, personal digital assistants, fixtures, trade fixtures, computer equipment, hardware, peripherals, information technology infrastructure, telephone systems, furniture, office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible personal property of any kind owned by Sellers, wherever located, including all such items which are located in any building, warehouse, office or other space leased, owned or occupied by Sellers or any other space where any of Sellers' properties and or any other assets may be situated;

(viii)

all Intellectual Property owned, licensed, used or held for use by Sellers, along with all income, royalties, damages and payments due or payable to Sellers as of the Closing or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof or other conflicts therewith, the right to sue and recover for past, present or future infringements or misappropriations thereof or other conflicts therewith, and any and all corresponding rights that, now or hereafter, may be secured throughout the world, including all copies and tangible embodiments of any such Intellectual Property in Sellers' possession or control;

(ix)

all Company Systems;

(x)

all rights of Sellers under the Contracts of each Seller set forth on Schedule 2.1(x) (the "Assumed Contracts"), including all security deposits thereunder, all contractual rights of Sellers to indemnification, exculpation, advancement or reimbursement of expenses, and all rights to proceeds under insurance policies;

(xi)

all Books and Records and all advertising, marketing and promotional materials and all other printed or written materials;

(xii)

all Permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records of Sellers held by such permitting, licensing and certifying agencies;

(xiii)

all goodwill as a going concern and all other intangible property of Sellers; and

(xiv)

all such other properties, assets and rights (contractual or otherwise) of Sellers as of the Closing Date, whether tangible or intangible, real or personal and wherever located and by whomever possessed which are not otherwise expressly set forth above as Acquired Assets and are not Excluded Assets.

2.2

Excluded Assets .  Notwithstanding anything to the contrary in this Agreement, the following assets of Sellers shall be retained by Sellers and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the "Excluded Assets"):

(i)

all Facility Leases of Sellers other than the Assumed Facility Leases (the "Excluded Facility Leases"), including the Facility Leases set forth on Schedule 2.2(i);

(ii)

all equipment leases of Sellers other than the Assumed Equipment Leases (the "Excluded Equipment Leases", together with the Excluded Facility Leases, the "Excluded Leases"), including the equipment leases set forth on Schedule 2.2(ii);

(iii)

all Contracts of Sellers other than the Assumed Contracts, including those set forth on Schedule 2.2(iii) (the "Miscellaneous Excluded Contracts", and together with the Excluded Leases, the "Excluded Contracts"), together with all claims and causes of actions with respect to or arising in connection with such Excluded Contracts;

(iv)

all cash (including checking account balances, certificates of deposit and other time deposits and petty cash) net of overdrafts and marketable and other securities;

(v)

all assets, rights, pre-payments, deposits and refunds of any Employee Benefit Plan of each Seller;

(vi)

originals of each Seller's minute books, stock books and corporate seals;

(vii)

the equity securities or other ownership interest of each of Sellers;

(viii)

all Tax refunds, rebates, credits and similar items relating to any period, or portion of any period, on or prior to the Closing Date or any Tax Return;

(ix)

all Avoidance Actions other than Avoidance Actions which are against or otherwise involving any counterparty to any Assumed Contract or the Persons set forth on Schedule 2.1(ii);

(x)

all assets and properties located at 101 Lake Drive, Newark, Delaware, 19702 and 465 Pencader Drive, Newark, Delaware, 19702 other than saleable and useable soft body armor products located therein (which such soft body armor products shall, for avoidance of doubt, be an Acquired Asset);

(xi)

 all bank accounts other than those set forth on Schedule 2.1(iii); and

(xii)

all other assets listed on Schedule 2.2(xii).

2.3

Assignment and Assumption of Liabilities.

(a)Subject to the terms and conditions set forth in this Agreement, including Section 2.3 hereto, Purchaser shall assume from Sellers and thereafter be responsible for the payment, performance or discharge of only the following liabilities and obligations of Sellers (all such liabilities and obligations assumed pursuant to this Section 2.3(a) shall be referred to herein as the "Assumed Obligations"):

(i)

Cure Amounts in an aggregate amount up to but not to exceed (i) Fifty Thousand Dollars ($50,000) plus (ii) any costs of cure with respect to that certain Leased

Facility located at 1649 NW 136th Ave, Building J, Sunrise, Florida  33323-2802 if and only if such Facility Lease is ultimately determined by Purchaser to be an Assumed Executory Contract (or a Designated Contract that becomes an Assumed Executory Contract pursuant to Section 2.6(c)) (the aggregate amount of (i) plus (ii), the "Purchaser Cure Amounts Cap");

(ii)

all obligations under the Assumed Executory Contracts first arising after the Closing Date but specifically excluding any liability or obligation relating to or arising out of such Assumed Executory Contracts as a result of (A) any breach of such Assumed Executory Contracts occurring on or prior to the Closing Date, (B) any violation of Law, breach of warranty, tort or infringement occurring on or prior to the Closing Date; or (C) any charge, complaint, action, suit, proceeding, hearing, investigation, Claim or demand based on any occurrence prior to the Closing Date;

(iii)

with respect to the Rehired Employees, the obligations with respect to any unpaid wages and salaries, unused vacation or sick leave earned and accrued (to the extent not paid) as of the Closing Date, but not including any wages, bonus, retention or severance obligations or arising from any violation of Law by a Seller prior to the Closing Date;

(iv)

all Liabilities and obligations relating to the Acquired Assets that first arise after the Closing Date as a result of, or in connection with, Purchaser's ownership and/or use of the Acquired Assets after the Closing;

(v)

the Designated Remaining Executory Contract Obligations; and

(vi)

Ceramic Protection's obligations to pay Two Hundred Sixty Seven Thousand Dollars ($267,000) to the U.S. Attorney's Office for the District of Delaware under the Deferred Prosecution Agreement.

For the avoidance of doubt, the Assumed Obligations shall not include any item listed in Sections 2.4(a)(i)-2.4(a)(xxi).

(b)

Section 2.3(a) shall not limit any claims or defenses Purchaser may have against any party other than Sellers.  The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any Third Party against Purchaser or Sellers as compared to the rights and remedies which such Third Party would have had against Sellers absent the Chapter 11 Cases and had Purchaser not assumed such Assumed Obligations.

2.4

No Other Liabilities Assumed.

(a)

Purchaser shall not be the successor to any or all of Sellers, and each Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Purchaser will not assume, nor in any way be liable or responsible for, any claim or Liability of any Seller (including Liabilities relating to the pre-petition or post-petition operation of the Business, the Excluded Assets or to the Acquired Assets (and the use thereof)), whether relating to or arising out of the Business, the Excluded Assets, the Acquired Assets or otherwise, and whether or not listed below, including any Indebtedness, Employee Benefit Plan, Collective Bargaining Agreement or other Liability of any Seller or any predecessor or Affiliate of any Seller whatsoever or any ERISA Affiliate other than the Assumed Obligations (any such obligations, the "Excluded Liabilities"); provided, that, in furtherance and not in limitation of the foregoing, the Assumed Obligations do not include, and Purchaser is expressly not assuming, any of the following Liabilities, whenever or wherever arising:

(i)

all claims or Liabilities of any Seller that relate to any of the Excluded Assets, including executory Contracts and unexpired Leases that are not Assumed Executory Contracts;

(ii)

all Liabilities of any Seller relating to Taxes (including with respect to the Business or the Acquired Assets or otherwise) including Taxes that may arise as a result of (i) any claim, audit, investigation, assessment, or adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority, court or other Governmental Authority against any Seller or (ii) the sale of the Acquired Assets or the assumption of the Assumed Obligations pursuant to this Agreement and any deferred Taxes of any nature;

(iii)

all Liabilities for Taxes now or hereafter attributable to the Acquired Assets or the Business for any taxable periods (or the portion thereof) ending on or before the Closing Date;

(iv)

all accounts payable of Sellers or any predecessor or Affiliate of Sellers arising prior to the Closing, except for Cure Amounts payable by Purchaser pursuant to Section 2.7;

(v)

all Liabilities in respect of Indebtedness of Sellers or any predecessor or Affiliate of any Seller;

(vi)

all Excluded Environmental Liabilities (regardless of whether such Liabilities accrue to Sellers or to Purchaser in the first instance);

(vii)

all Liabilities pursuant to the WARN Act relating to any action or inaction of Sellers prior to or upon the Closing;

(viii)

except for Cure Amounts payable by Purchaser as contemplated in Section 2.7 of this Agreement, all Liabilities of Sellers resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of Sellers (or any of their current or former officers, directors, employees or agents) anywhere or ownership or lease of any properties or assets or any properties or assets previously used by Sellers at any time, or other actions, omissions or events occurring prior to the Closing and which (i) constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any Law or (ii) relate to any and all Proceedings against Sellers whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened, including, for avoidance of doubt, all Liabilities arising out of or relating to the litigation filed in (A) the Ontario Superior Court of Justice, with the caption ArmorWorks Enterprises, LLC v. Ceramic Protection Corporation, CPC Holding Corporation of America, Ceramic Protection Corporation of America, Protective Products International Corp., Protective Products of North Carolina, LLC, Larry Moeller, Stephen Giordanella, Keith J. Engel, Brian Stafford, Henry H. Shelton, Richard Torykian, Sr., and Dennis DeConcini, 08-CV-351396PD1 and (B) the United States District

Court for the Eastern District of Virginia, with the caption Marcus Treiber and Alvin S. Church v. Protective Products International Corp., 3:09CV303;

(ix)

all Liabilities arising out of any Proceeding commenced against Sellers or any predecessor or Affiliate of any Seller after the Closing and arising out of or relating to any occurrence or event happening prior to the Closing;

(x)

all Liabilities under any Assumed Executory Contract which arises after the Closing but arises out of or relates to any breach that occurred prior to the Closing;

(xi)

all Liabilities arising out of or relating to any infringement or misappropriation of, or other conflict with, the Intellectual Property of any Third Party arising out of or related to the conduct of the Business or any act or omission of any Seller or any predecessor or Affiliate of any Seller prior to the Closing;

(xii)

all Liabilities arising out of, or relating to, any indemnification obligations of any Seller, including indemnification obligations pursuant to supply agreements, service agreements, purchase agreements, leases and any other type of Contract, and Liabilities to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Sellers;

(xiii)

all Liabilities with respect to the employees or former employees, or both (or their representatives) of any Seller arising prior to the Closing Date, including payroll, wages, salaries, bonuses, commissions, benefits, retention or stay bonus arrangements, other compensation, sick leave, worker's compensation, unemployment benefits, pension benefits, employee stock option or profit sharing plans, health care plans or benefits, or any other employee plans or benefits or other compensation of any kind to any employee, and obligations of any kind, including Liabilities arising under any Collective Bargaining Agreement, the WARN Act, or employment, severance, retention or termination agreement with any employee, consultant or contractor (or their representatives) of any Seller;

(xiv)

all Liabilities relating to or arising under or in connection with any Employee Benefit Plan or any other employee benefit or compensation plan, program, agreement or arrangement at any time maintained, sponsored or contributed or required to be contributed to by any Seller or any ERISA Affiliate, or with respect to which any Seller or any ERISA Affiliate has any Liability;

(xv)

all Liabilities arising out of or relating to services, products or product or service warranties of Sellers or any predecessor(s) or Affiliate(s) of any Seller to the extent provided, developed, designed, manufactured, marketed, sold or distributed prior to the Closing;

(xvi)

all Liabilities of any Seller to any current, former or prospective shareholder or other equity interest holder of any Seller, including all Liabilities of Sellers related to the right to or issuance of any capital stock or other equity securities;

(xvii)

all Liabilities for any legal, accounting, investment banking, reorganization, restructuring (including bankruptcy administrative expenses), brokerage or similar fees or expenses incurred by any Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement, the Chapter 11 Cases or otherwise;

(xviii)

except for the Designated Remaining Executory Contract Obligations, all Liabilities of Sellers arising out of, or relating to, any Designated Contract, unless and until (and only to the extent that) such Designated Contract is assumed by Purchaser;

(xix)

all Liabilities of Sellers or any predecessor or Affiliate of any Seller based upon such Person's acts or omissions occurring after the Closing;

(xx)

all Cure Amounts in excess of the Purchaser Cure Amounts Cap; and

(xxi)

all Liabilities of Sellers to Purchaser, its Affiliates, and its Affiliates' agents, advisors and representatives, whether under the Transaction Agreements or otherwise.

(c)

The parties acknowledge and agree that disclosure of any Liability on any Schedule to this Agreement or otherwise shall not create an Assumed Obligation or other Liability of Purchaser, except where such disclosed obligation has been expressly assumed by Purchaser as an Assumed Obligation and is not listed in Sections 2.4(a)(i)-2.4(a)(xxi).

(d)

Subsequent to the Closing, Sellers jointly and severally agree to indemnify and hold Purchaser harmless with respect to the Excluded Assets and Excluded Liabilities, including any loss, Liability, Tax, cost or expense (including legal fees and expenses and court costs) arising out of or in connection with, or otherwise relating to, the Excluded Assets, the Excluded Environmental Liabilities (regardless of whether such Liabilities are technical Liabilities of any Seller or Affiliate) and the Excluded Liabilities.

2.5

Limited Right to Make Revisions to Schedules to Sections 2.1 to 2.4 .  Notwithstanding anything in this Agreement to the contrary, Purchaser may revise the Schedules to Sections 2.1 to 2.4 at any time on or before five (5) days prior to the Auction for the following purposes (but for no other purpose without the consent of the Sellers):  (i) to exclude from the definition of Acquired Asset, (ii) to exclude from the definition of Excluded Liabilities, (iii) to add to the definition of Excluded Asset or Assumed Obligation, as applicable, any asset or property, or any portion, part or parcel of any such asset or property (other than Scheduled Contracts, which shall be governed by Section 2.6) or Excluded Liability not otherwise included therein, as the case may be, and as a result thereof, Sellers agree to give required notice to any Third Party that should receive notice with respect to such asset or property or as otherwise reasonably requested by Purchaser.  In no event shall Purchaser be entitled (other than with respect to Scheduled Contracts, which shall be governed by Section 2.6): (i) to add to the definition of Acquired Assets, (ii) to exclude from the definition of Excluded Assets, (iii) to exclude from the definition of Assumed Obligations, in each case, any asset, property or obligation, as the case may be, without the consent of the Sellers and the lender under the DIP Credit Facility.  For purposes of clarification, nothing in this Section 2.5 shall limit Purchaser's rights under Section 2.6.

2.6

Sellers Actions With Respect to Contracts

(a)

Sellers' Obligation to Maintain Scheduled Contracts Until Closing.  From and after the Effective Date, Sellers shall not reject or alter (or attempt to alter) the terms of any executory Contracts or unexpired leases to which any Seller is a party (collectively, the "Scheduled Contracts") unless otherwise agreed to in writing by Purchaser or as provided below in Section 2.6(d) of this Agreement.  Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to Scheduled Contracts and take all other actions necessary to cause such Scheduled Contracts to be assumed by Sellers and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code to the extent that such Scheduled Contracts are Assumed Executory Contracts at Closing or are assumed and assigned to Purchaser pursuant to Section 2.6(c) of this Agreement.

(b)

Excluding or Adding Assumed Executory Contracts Prior to Closing.  At the Closing, Sellers shall, pursuant to the Sale Order and the Assignment and Assumption Agreement(s) and other transfer and assignment documents reasonably requested by Purchaser, assume and sell and assign to Purchaser (the consideration for which is included in the Purchase Price), all Assumed Executory Contracts which may be assigned by any such Seller to Purchaser pursuant to Sections 363 and 365 of the Bankruptcy Code and which shall be set forth on the Schedules delivered pursuant to Section 2.1 of this Agreement.  Purchaser shall have the right in its sole and absolute discretion to notify Sellers in writing of (i) any Assumed Executory Contract that it does not wish to assume up to two (2) days prior to Closing or (ii) a Scheduled Contract that it wishes to add as an Assumed Executory Contract up to five (5) days prior to the Closing.  At the sole discretion and instruction of Purchaser, any such previously considered Assumed Executory Contract that Purchaser no longer wishes to assume shall be automatically deemed removed from the Schedules related to Assumed Executory Contracts, automatically deemed added to the Schedules related to Excluded Contracts, and rejected by Sellers in accordance with Section 2.6(d).  At the sole discretion and instruction of Purchaser, any such previously considered Excluded Contract that Purchaser wishes to assume as an Assumed Executory Contract shall be automatically deemed added to the Schedules related to Assumed Executory Contracts, automatically deemed removed from the Schedules related to Excluded Contracts, and assumed by Sellers to sell and assign to Purchaser.

(c)

Designated Contracts.  At least two (2) days prior to the Closing, Purchaser shall deliver to Sellers Schedule 2.6(c), which shall comprise a list of Scheduled Contracts that Purchaser wishes to designate as "Designated Contracts".  The Designated Contracts shall be automatically deemed removed from all Schedules related to Assumed Executory Contracts and Excluded Contracts, and shall not be Assumed Executory Contracts or Excluded Contracts as of the Closing Date.  Except as otherwise set forth in Section 2.6(d), Sellers shall not seek to reject the Designated Contracts for a period of ninety (90) days following the Closing Date (the "Contract Retention Period").  Purchaser may, at its sole discretion and at any time during the Contract Retention Period, deliver to Sellers one (1) or more written notices (each, a "Rejection Notice") notifying Sellers of its intent not to assume any Designated Contract(s).  Upon receipt of a Rejection Notice, notwithstanding anything in this Agreement to the contrary, the Designated Contract(s) identified in such Rejection Notice shall automatically be deemed Excluded Contracts for all purposes under this Agreement.  Purchaser may, at its sole discretion and at any time during the Contract Retention Period, deliver to Sellers one (1) or more written notices (each, an "Assumption Notice") requesting assumption and assignment of any Designated Contract(s).  Upon receipt of an Assumption Notice, Sellers shall, subject to Purchaser's demonstrating adequate assurance of future performance thereunder, take all actions reasonably necessary to seek to assume and assign to Purchaser pursuant to Section 365 of the Bankruptcy Code the Designated Contract(s) set forth in the applicable Assumption Notice.  To the extent that any Designated Contract is a Facility Lease, Seller hereby grants Purchaser a license to use and possess the Facility which is leased pursuant to such Facility Lease.  Such license shall commence on the Closing Date and shall terminate on the earlier of the date such Facility Lease is rejected and the last day of the Contract Retention Period.  Notwithstanding anything in this Agreement to the contrary, on the date any Designated Contract is assumed and assigned to Purchaser pursuant to this Section 2.6(c), such Contract shall be deemed an Assumed Executory Contract for all purposes under this Agreement.  With respect to any Designated Contract (including, without limitation, any Facility Lease covered by the license set forth above), (i) Purchaser shall perform all of Sellers' ordinary course obligations under such Designated Contract from and after the Closing Date, (ii) with respect to any Facility Lease which is a Designated Contract, Purchaser shall pay all rent (including without limitation, all base rent, additional rent and other rent under such Facility Lease) owing under the Lease from and after the Closing Date, (iii) with respect to any Facility Lease which is a Designated Contract, Purchaser shall indemnify and hold Seller harmless from any liability of Sellers under such Facility Lease first arising from and after the Closing Date until the later of (a) the earlier of the date such Designated Contract is assigned to Purchaser, the date Purchaser delivers a Rejection Notice with respect to such Designated Contract, or the last day of the Contract Retention Period and (b) the date Purchaser vacates the licensed premises under such Facility Lease and (iv) Purchaser shall compensate Sellers for the ordinary course costs of such Designated Contract in accordance with the terms of such contract, in each case first arising after the Closing Date and actually incurred by Sellers in performing obligations after the Closing under such Designated Contract until the earlier of the date such Designated Contract is assigned to Purchaser, the date Purchaser delivers a Rejection Notice with respect to such Designated Contract, or the last day of the Contract Retention Period (provided that with respect to any Facility Lease which is a Designated Contract, Purchaser shall continue to pay all such costs until Purchaser has actually vacated the licensed premises covered by such Facility Lease) (the "Designated Remaining Executory Contract Obligations"); provided, however, Purchaser shall not be responsible for any liability or obligation relating to or arising out of such Designated Contracts as a result of (A) any breach by Sellers of such Designated Contracts occurring on or prior to the Closing Date or during the Contract Retention Period (provided that such breach is not caused by the breach by Purchaser of its obligations under this Section), (B) any violation of Law, breach of warranty, tort or infringement, in each case by Sellers, occurring on or prior to the Closing Date or during the Contract Retention Period (provided that such violation is not caused by any act or omission of Purchaser after the Closing), or (C) any charge, complaint, action, suit, proceeding, hearing, investigation, Claim or demand against the Sellers (provided that such matters do not arise from the act or omission of the Purchaser after the Closing).  The covenants set forth in this Section 2.6(c) shall survive the Closing.

(d)

Rejection of Excluded Contracts.  As soon as practicable after the Closing Date, Seller shall reject all Excluded Contracts.  With respect to the Designated Contracts, on the date that Purchaser provides a Rejection Notice with respect to any Designated Contract, such Designated Contract will be deemed an Excluded Contract for all purposes under this

Agreement, Sellers shall immediately reject such Excluded Contract, and all obligations arising thereafter in connection with such Excluded Contract shall be considered Excluded Liabilities under this Agreement.  Upon the expiration of the Contract Retention Period, all Designated Contracts that have not been deemed Assumed Executory Contracts pursuant to an Assumption Notice and have not been subject of a Rejection Notice shall be automatically deemed to be Excluded Contracts, Sellers shall immediately reject such Excluded Contracts, and all obligations arising thereafter in connection with such Excluded Contracts shall be considered Excluded Liabilities under this Agreement.  To the extent that any executory Contract or unexpired lease relating to the Business is not identified prior to the Closing Date or is not an Assumed Executory Contract, an Excluded Contract or a Designated Contract on the Closing Date, Purchaser shall, upon discovery of such executory Contract or unexpired lease, in its sole discretion, determine whether such executory Contract or unexpired lease shall be deemed an Assumed Executory Contract, an Excluded Contract or a Designated Contract and, if determined by Purchaser to be an Excluded Contract, Sellers shall immediately reject any such executory Contract or unexpired lease.  The covenants set forth in this Section 2.6(d) shall survive the Closing.

2.7

Cure Amounts .  Purchaser will be responsible for paying all Cure Amounts set forth on Schedule 1.1 in an aggregate amount up to but not to exceed the Purchaser Cure Amounts Cap in connection with the assignment and assumption of the Assumed Executory Contracts and any Designated Contract which is assumed and assigned to Purchaser pursuant to Section 2.6(c).  Sellers will be responsible for paying all Cure Amounts set forth on Schedule 1.1 in excess of the Purchaser Cure Amounts Cap in connection with the assignment and assumption of the Assumed Executory Contracts and any Designated Contract which is assumed and assigned to Purchaser pursuant to Section 2.6(c).  Within three (3) days after the Bid Deadline, Sellers shall provide to Purchaser an update to Schedule 1.1.  Sellers hereby agree that Purchaser, at its option, may pay any such cure in excess of the Purchaser Cure Amounts Cap and deduct the amount of any such cures paid by Purchaser in excess of the Purchaser Cure Amounts Cap from the amount otherwise payable to Sellers at the Closing.  To the full extent that any cure obligations are asserted against Purchaser (other than those Purchaser agrees to pay pursuant to the terms of this Agreement), Sellers agree to pay such amounts and to fully indemnify for and hold Purchaser harmless from any costs, expenses or other Liabilities resulting from such assertion.  In the event that Sellers fail to pay such amount(s), Purchaser may pay such amount(s) (on behalf of Sellers) and offset such amount(s) against any amount(s) Purchaser may owe Sellers.  Sellers hereby agree and acknowledge that the foregoing provision is in addition to, and not in derogation of, any statutory or other remedy that Purchaser may have against Sellers.

2.8

Deemed Consents and Cures .  For all purposes of this Agreement (including all representations and warranties of Sellers contained herein), Sellers shall be deemed to have obtained all required consents in respect of the assignment of any Assumed Executory Contract if, and to the extent that, pursuant to the Sale Order or other Bankruptcy Court Order, Sellers are authorized to assume and assign to Purchaser, and Purchaser is authorized to accept, such Assumed Executory Contracts pursuant to Section 365 of the Bankruptcy Code, and any applicable Cure Amount has been satisfied by Purchaser or Sellers as provided in this Agreement.  If the consent required to effectuate the assignment of any Assumed Executory Contracts to Purchaser cannot be obtained pursuant to the Sale Order or other Bankruptcy Court

Order, then the parties shall endeavor to obtain such consent pursuant to Sections 4.6, 7.1 and 10.5.

ARTICLE III
BASIC TRANSACTION

3.1

Purchase Price.   The aggregate purchase price for the Acquired Assets (the "Purchase Price") is the sum of (a) (i) cash in an amount of Eight Million Dollars ($8,000,000) minus (ii) if and only if, the Actual Current Assets Amount of the Sellers as mutually agreed by the Sellers and Purchaser as of the Closing (the "Actual Current Assets Amount") is less then an amount equal to the Target Current Assets Amount minus One Hundred Thousand Dollars ($100,000), the amount equal to (X) the Target Current Assets Amount minus (Y) the Actual Current Assets Amount minus (Z) One Hundred Thousand Dollars ($100,000), plus (iii) if and only if, the Actual Current Assets Amount is greater then amount equal to the Target Current Assets Amount plus One Hundred Thousand Dollars ($100,000), the amount equal to (X) the Actual Current Assets Amount minus (Y) the Target Current Assets Amount minus (Z) One Hundred Thousand Dollars ($100,000), payable as set forth in Section 3.2 below (the "Cash Amount") plus (b) the Cure Amounts to be made by Purchaser pursuant to the terms hereof, plus (c) Purchaser's assumption of the Assumed Obligations.  For the avoidance of doubt and by way of example of the calculation of the adjustment to the Cash Amount:

(i)

Assume the Actual Current Assets Amount is $7,500,000.  Since $7,500,000 is less than $7,800,000 (i.e. $7,900,000 less $100,000), the Cash Amount would be decreased by $300,000, which is equal to $7,900,000 minus $7,500,000 minus $100,000.

(ii)

Assume the Actual Current Assets Amount is $8,200,000.  Since $8,200,000 is greater than $8,000,000 (i.e. $7,900,000 plus $100,000), the Cash Amount would be increased by $200,000, which is equal to $8,200,000 minus $7,900,000 minus $100,000.

(iii)

If the Actual Current Assets Amount is between $8,000,000 and $7,800,000 (i.e. $7,900,000 plus or minus $100,000), then, the Cash Amount shall be $8,000,000.

3.2

Payment of Purchase Price at Closing.   At the Closing, Purchaser shall be assigned the Acquired Assets and Assumed Obligations, and (i) an amount equal to the Cash Amount less Two Hundred Sixty Seven Thousand Dollars ($267,000) less the Deposit shall be paid by Purchaser by wire transfer of immediately available funds to an account designated by ParentCo and (ii) Two Hundred Sixty Seven Thousand Dollars ($267,000) shall be paid, in full and absolute satisfaction of Purchaser's Assumed Obligation under Section 2.3(a)(vi) by electronic funds transfer of immediately available funds to the account set forth in writing by the U.S. Attorney's Office for the District of Delaware.  At the Closing, the Deposit shall be delivered to Sellers and shall be applied as a credit to the Cash Amount.  At the Closing, Purchaser shall pay the Cash Amount taking into consideration and paying to Sellers the undisputed portion (if any) of the difference, whether positive or negative, between the Actual Current Assets Amount and the Target Current Assets Amount (plus or minus One Hundred Thousand Dollars ($100,000), as applicable as set forth in Section 3.1).

3.3

Valuation Firm.  If at Closing the Sellers and Purchaser are unable to mutually agree upon the Actual Current Assets Amount, the parties shall submit to the Valuation Firm for review and resolution all matters (but only such matters) that remain in dispute with respect to the determination of the Actual Current Assets Amount and Purchaser shall pay to Sellers the minimum of cash included in the Cash Amount which is not disputed by Purchaser (such minimum amount, the "Undisputed Payment").  The parties shall instruct the Valuation Firm to make a final determination of the Actual Current Assets Amount and the Cash Amount in accordance with the guidelines and procedures set forth in this Agreement.  The parties will cooperate with the Valuation Firm during the term of its engagement.  The parties shall instruct the Valuation Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or Sellers, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or Sellers, on the other hand.  The parties shall also instruct the Valuation Firm to make its determination based solely on presentations by Purchaser and Sellers which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The Actual Current Assets Amount, and the resulting Cash Amount calculated with reference thereto shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties (which final resolution shall be requested by the parties to be delivered not more than 15 days following submission of such disputed matters).  An amount equal to the difference between the Cash Amount less the Undisputed Payment shall be paid by Purchaser to Sellers within three (3) Business Days after such final and binding determination by wire transfer in immediately available funds.   The fees and expenses of the Valuation Firm shall be allocated to the parties as determined (as set forth in the final determination) by the Valuation Firm based upon the relative success (in terms of percentages) of each party's claims.  For example, if the final determination reflects a 60-40 compromise of the parties' claims, the Valuation Firm would allocate expenses 40% to the party whose claims were determined to be 60% successful and 60% to the party whose claims were determined to be 40% successful.  All amounts to be paid to Sellers hereunder may be paid directly to ParentCo (on behalf of and for the benefit of Sellers) and any rights and decisions of Sellers may be made by ParentCo on behalf of and for the benefit of Sellers.

3.4

Purchaser's Deposit.

(a)

In order to secure the performance by Purchaser of its obligations under this Agreement, within one (1) Business Day after the execution and delivery of this Agreement by Sellers and Purchaser, Purchaser shall deliver to Sellers' counsel, as escrow agent, a cash earnest money deposit in the amount of Five Hundred Thousand Dollars ($500,000) (the "Deposit").  Upon receipt of a W-9 form executed by Purchaser, together with an escrow agreement (the "Escrow Agreement") in form satisfactory to the parties and Berger Singerman, P.A., (the "Escrow Agent"), Escrow Agent shall invest same in accordance with the Escrow Agreement.

(b)

Notwithstanding anything to the contrary set forth in this Agreement or otherwise, the Deposit shall be delivered to Purchaser in the event the Bidding Procedures Order fails to be issued by the Bankruptcy Court on or before January 19, 2010.  If the Bidding Procedures Order is issued by the Bankruptcy Court on or before January 19, 2010, then, Sections 3.2, 3.4, 9.2, and 9.3 shall govern the disposition of the Deposit.

3.5

Allocation of Purchase Price .  Purchaser shall, within the later of (i) ninety (90) days after the Closing Date, or (ii) thirty (30) days prior to the date by which Sellers' federal income Tax Returns must be filed, prepare and deliver to Sellers a schedule allocating the Purchase Price (and any other items that are required for federal, state and other applicable income tax purposes to be treated as part of the Purchase Price) among the Acquired Assets (such schedule, the "Allocation"), in accordance with Section 1060 of the Code and the treasury regulations thereunder (and any similar provision of state, local, or foreign Law).  The Allocation shall be binding upon Sellers.  Purchaser and Sellers shall report and file all Tax Returns (including amended Tax Returns and claims for refund) in a manner that is consistent with the Allocation, and shall take no position contrary thereto or inconsistent therewith unless required by applicable Law (including as a result of a successful challenge to the allocation in any audits or examinations by any Governmental Authority or any other Proceeding).  Purchaser and Sellers shall cooperate in the filing of any forms (including Internal Revenue Service Form 8594 under Section 1060 of the Code) with respect to such Allocation.  Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 3.5 shall survive the Closing without limitation.

ARTICLE IV
CLOSING

4.1

Closing .  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") will take place at the offices of Berger Singerman P.A., Florida, 350 Las Olas Boulevard, Suite 1000, Fort Lauderdale, Florida 33301, at 10:00 A.M. Eastern Time as soon as practicable after the date on which the conditions set forth in Article VIII have been satisfied or waived but no later than three (3) days thereafter; or on such other date or place as Purchaser and ParentCo may determine (the "Closing Date").

4.2

Closing/Post-Closing Payments.

(a)

On the Closing Date:

(i)

Purchaser shall pay the Cash Amount or, if the Cash Amount is not agreed to, the Undisputed Payment less Two Hundred Sixty Seven Thousand Dollars ($267,000) less the Deposit by wire transfer of immediately available funds to an account designated by ParentCo at least two (2) Business Days prior to Closing;

(ii)

Purchaser shall pay Two Hundred Sixty Seven Thousand Dollars ($267,000) in full and absolute satisfaction of Purchaser's Assumed Obligation under Section 2.3(a)(vi) by electronic funds transfer of immediately available funds to the account set forth in writing by the U.S. Attorney's Office for the District of Delaware;

(iii)

Purchaser shall pay Cure Amounts with respect to the Assumed Executory Contracts in an aggregate amount not to exceed the Purchaser Cure Amounts Cap;

(iv)

Sellers shall pay all Cure Amounts with respect to the Assumed Executory Contracts in excess of the Purchaser Cure Amounts Cap; provided at Purchaser's election any Cure Amounts required to be paid by Sellers hereunder may be assumed by Purchaser and paid directly by Purchaser when due and deducted from the Purchase Price.

(b)

After the Closing Date, Sellers shall pay all Cure Amounts with respect to all Designated Contracts that Purchaser assumes in accordance with Section 2.6(c) hereof, provided, however, with respect to such Designated Contracts assumed and assigned to Purchaser in accordance with Section 2.6(c) hereof, Purchaser shall pay the portion of the Cure Amounts, if any, equal to the difference between the Purchaser Cure Amounts Cap and the Cure Amounts paid by Purchaser pursuant to Section 4.2(a)(iii).

4.3

Deliveries by Sellers .  At the Closing, Sellers shall deliver or procure delivery to Purchaser of:

(a)

physical possession of all of the Acquired Assets capable of passing by delivery with the intent that title in such Acquired Assets shall pass by and upon delivery;

(b)

one (1) or more assignments and assumptions of the Assumed Obligations, in the form attached hereto as Exhibit C (collectively, the "Assignment and Assumption Agreements"), duly executed by the applicable Seller or Sellers;

(c)

one (1) or more bills of sale, in the form attached hereto as Exhibit D, conveying in the aggregate all of the owned personal property of Sellers included in the Acquired Assets, duly executed by Sellers;

(d)

Intellectual Property assignments in the forms attached hereto as Exhibit E each duly executed by the applicable Seller or Sellers and each in recordable form to the extent necessary to assign such rights;

(e)

an assignment and assumption of lease with respect to each of the Assumed Facility Leases;

(f)

a certified copy of the Sale Order;

(g)

certificates of title and title transfer documents to all titled motor vehicles;

(h)

an assignment and assumption agreement with respect to Sellers' Permits and warranties, whereby Sellers shall assign to Purchaser all of their respective rights in and to any Permits and warranties relating (directly or indirectly) to the Acquired Assets or the Business;

(i)

such documentation as may be necessary to change the authorized signatories on any bank accounts or powers of attorney relating (directly or indirectly) to the Acquired Assets;

(j)

certified copies of the resolutions of the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(k)

an affidavit from each Seller, sworn under penalty of perjury and dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a foreign person as defined in Section 1445 of the Code;

(l)

copies of all Third Party approvals and governmental approvals obtained pursuant to Section 7.1 or otherwise required by Section 8.2(e);

(m)

all of the Books and Records;

(n)

originals (or, to the extent originals are not available, copies) of all Assumed Executory Contracts (together with all amendments, supplements or modifications thereto);

(o)

evidence of the required name changes of Sellers and their Affiliates as more fully set forth in Section 10.6 of this Agreement;

(p)

the certificate required by Section 8.2(c).

(q)

such other instruments as are necessary to transfer all of Sellers' rights and title in and to the Acquired Assets to Purchaser in accordance with the provisions hereof; and

(r)

such other documents or instruments as are required to be delivered by any Seller at the Closing pursuant to the terms hereof or that Purchaser reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

4.4

Deliveries by Purchaser .  At the Closing, Purchaser will deliver to Sellers:

(a)

the Assignment and Assumption Agreements duly executed by Purchaser;

(b)

certified copies of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(c)

the certificate required by Section 8.3(c);

(d)

the payments required to be made by Purchaser to Sellers (or ParentCo) as set forth in Section 4.2(a) of this Agreement; and

(e)

such other documents or instruments as are required to be delivered by Purchaser at the Closing pursuant to the terms hereof or that any Seller reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

4.5

Form of Instruments .  To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and Sellers.

4.6

Further Assurances .  From time to time prior to and after the Closing and without further consideration, (i) Sellers, upon the request of Purchaser, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby, to transfer to Purchaser all of Sellers' rights in and to the Acquired Assets and to permit Purchaser to perfect, record or protect its interests in the Acquired Assets, or to otherwise more fully consummate the transactions contemplated by this Agreement and (ii) Purchaser, upon the reasonable request of Sellers, shall execute and deliver such documents and instruments of contract or lease assumption as Sellers may reasonably request in order to confirm any Purchaser's Liability for the Assumed Obligations or otherwise to more fully consummate the transactions contemplated by this Agreement.  Sellers shall provide notice of the transactions contemplated by this Agreement and the Chapter 11 Cases to all parties entitled to such notice, including all environmental authorities in jurisdictions applicable to Sellers and all other Persons with current or potential claims with respect to any Excluded Environmental Liabilities or other Liabilities or obligations arising under Environmental Laws.

4.7

Withholding   Notwithstanding anything herein to the contrary, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to each Seller such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to each Seller in respect of which such deduction and withholding was made by Purchaser.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant on the date of this Agreement and on the Closing Date to Purchaser as follows:

5.1

Organization, Standing  .  Each Seller is a legal entity duly organized, validly existing and in good standing under the Laws of the state of its organization, to the Knowledge of Seller, is qualified to do business in every jurisdiction in which it is required to be qualified and has all requisite corporate or similar power and authority and all Permits necessary to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing or with active status as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified, in good standing or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All jurisdictions in which Sellers are qualified to do business are set forth on Schedule 5.1.

5.2

Subsidiaries  .  Schedule 5.2 sets forth each Subsidiary of ParentCo (i) its name and jurisdiction of organization, (ii) the number of authorized, issued and outstanding shares or equivalent thereof for each class of its capital stock or other equity interests and the holders thereof and (iii) the names and titles of its officers and directors.  All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of ParentCo have been duly authorized and are validly issued, fully paid, and non-assessable.  Except as set forth on Schedule 5.2, ParentCo or one (1) or more of its Subsidiaries hold of record and own beneficially all of the outstanding shares of each Subsidiary of Sellers free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require ParentCo or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or other equity interests of any of its Subsidiaries or that could require any Subsidiary of ParentCo to issue, sell, or otherwise cause to become outstanding any of its own capital stock or other equity interest (other than pursuant to this Agreement).  There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of ParentCo.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of ParentCo.  No Seller is in default under or in violation of any provision of its charter or bylaws or other similar organizational documents.  Neither ParentCo nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of ParentCo. Except as set forth on Schedule 5.2, no Seller is a member of (nor is any portion of the Business conducted through) any partnership or a participation in any joint venture or similar arrangement.  Except as set forth on Schedule 5.2, neither ParentCo nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

5.3

Validity of Agreement; Power .  Subject to any necessary authorization from the Bankruptcy Court, each Seller has full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The board of directors (or similar governing body) of each Seller has duly approved the Transaction Documents to which such Person is a party and has duly authorized the execution and delivery of such Transaction Documents and the consummation of the transactions contemplated thereby.  No other corporate or organizational proceedings on the part of any Seller are necessary to approve and authorize the execution and delivery of the Transaction Documents to which such Person is a party and the consummation of the transactions contemplated thereby.  All Transaction Documents to which any Seller is a party have been duly executed and delivered by such Person, except such Transaction Documents that are required by the terms hereof to be executed and delivered by such Person after the date hereof, in which case such Transaction Documents will be duly executed and delivered by such Person at or prior to the Closing, and, subject to any necessary authorization from the Bankruptcy Court, all Transaction Documents constitute, or will constitute, as the case may be, the valid and binding agreements of Sellers, enforceable against Sellers in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally from time to time in effect, and to general equitable principles.

5.4

No Conflicts or Violations .  Except as set forth on Schedule 5.4, and to the extent any of the foregoing is not enforceable due to operation of the Sale Order, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Sellers do not and shall not conflict with, result in any breach, default or violation of, give rise to a right of modification, termination, acceleration or loss of a material benefit under, result in the creation of any Lien or Liability under, require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority, under (i) any provision of the articles of incorporation or bylaws or other equivalent organizational document of any Seller, (ii) any Contract to which any Seller is a party to or by which it is bound or (iii) any determination or Order of any Governmental Authority or Law applicable to any Seller or its property or assets.

5.5

Title to Assets; Assets Necessary to Business.

(a)

Sellers have good and valid title to, or a valid leasehold interest in or all rights to use, all assets reflected under the heading "assets" on the face of the Sellers' unaudited consolidated and consolidating balance sheet as of November 30, 2009, and as such balance sheet will be adjusted through the Closing Date to reflect transactions occurring in the Ordinary Course of Business since such date.

(b)

The Acquired Assets constitute all of the assets, including all Contracts, Permits and properties, necessary to conduct the Business as presently conducted.  Following the Closing, Purchaser shall have the right to use all of the Acquired Assets free and clear of any Liens of any kind.  Each asset that is material to the operation of the Business as presently conducted is an Acquired Asset.

(c)

Subject to Bankruptcy Court approval and the Sale Order, Sellers have the power and the right to sell, assign and transfer and, at the Closing, Sellers will sell and deliver to Purchaser all of Sellers' rights in and to the Acquired Assets, free and clear of all Liens.

(d)

The Transaction Documents, when duly executed and delivered by Sellers to Purchaser at the Closing, will effectively transfer to Purchaser all of Sellers' rights and title to the Acquired Assets, subject only to the Assumed Obligations and the Assumed Contracts.

5.6

Brokers

.  Bayshore Partners, LLC, the broker dealer affiliate of Farlie Turner & Co., is the Sellers’ exclusive financial advisor and investment banker and the only intermediary broker entitled to a transaction fee in connection with the transactions contemplated hereby and will be paid from the proceeds of the sale in accordance with the terms of the Bankruptcy Court’s order approving the retention by the Sellers of Bayshore Partners, LLC.

5.7

Contracts .  Schedule 5.7 sets forth each Contact and Government Contract to which any Seller is a party or bound by involving more than Ten Thousand Dollars ($10,000) or that is otherwise material to the assets, operations or financial condition of Sellers, taken as a whole.  Set forth on Schedule 5.7 next to each Contract is the related Cure Amount as set forth on Schedule 1.1.  Schedule 5.7 sets forth the following information with respect to each of the Government Contracts: contract name; contract number; contracting agency or prime contractor (as applicable); contract award date; and basis of payment.

5.8

Financial Statements and Related Matters .  Set forth on Schedule 5.8 are copies of Sellers' (i) unaudited consolidated and consolidating balance sheet as of November 30, 2009 and the related statements of income and cash flows for the eleven (11)-month period then ended, (ii) audited consolidated and consolidating balance sheets and statements of income and cash flows for the fiscal year ended December 31, 2008, and (iii) unaudited consolidated and consolidating balance sheets and statements of income and cash flows for the fiscal year ended December 31, 2008.  Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the Books and Records (which, in turn, are accurate and complete), presents fairly Sellers' financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure.

5.9

Bank Accounts Schedule .  Schedule 5.9 lists all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for each Seller and specifically identifies which bank accounts are for collection or disbursement of payables and receivables from third parties and which are for payroll purposes.

5.10

Closing Date .  All of the representations and warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto or in any writing delivered by Sellers to Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers on the date of this Agreement and on the Closing Date that the statements contained in this Article VI are correct and complete.

6.1

Organization .  Purchaser is a corporation validly existing and in good standing under the Laws of the State of Delaware and has the full power and authority to execute, deliver and perform this Agreement and to consummate all transactions contemplated hereby.

6.2

Authority .  The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and do not and will not violate any provisions of its organizational documents, any applicable Law or any contract or Order binding upon Purchaser.  This Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally from time to time in effect, and to general equitable principles.

6.3

Consents .  No notice to, filing with, authorization of, exemption by, or consent (other than the approval of the Bankruptcy Court) of any Person is required in order for Purchaser to consummate the transactions contemplated hereby.

6.4

Financing.  Purchaser shall have at the Closing sufficient cash or other sources of immediately available funds (not conditioned on third party approvals or other commitments) to enable it to fulfill its obligations hereunder.

6.5

No Additional Representations .  Purchaser acknowledges that Purchaser has had the opportunity to independently and personally inspect and conduct its due diligence with respect to the Acquired Assets and the Business of Sellers and that Purchaser has entered into this Agreement based upon its ability to conduct such due diligence and to make such examination and inspection.  The Acquired Assets are to be accepted by Purchaser at Closing in their then present condition, "AS IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED".  Notwithstanding anything contained herein to the contrary, except as expressly set forth in Article V, it is understood and agreed that Sellers, Sellers' agents, brokers, directors, officers or employees have not made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, oral or written, past, present or future, with respect to the Acquired Assets.  EXCEPT AS EXPRESSLY SET FORTH IN Article V, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) OF ANY KIND TO PURCHASER, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL OR FINANCIAL CONDITION OF THE ACQUIRED ASSETS OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY OR THE FINANCIAL PROSPECTS FOR THE BUSINESS AND PURCHASER SHALL RELY ON ITS OWN DUE DILIGENCE AND INVESTIGATIONS OF THE ACQUIRED ASSETS AND THE BUSINESS OF SELLERS IN DETERMINING WHETHER TO ACQUIRE THE ACQUIRED ASSETS. THE PROVISIONS OF THIS SECTION 6.5 ARE A MATERIAL PART OF THE CONSIDERATION FOR SELLERS ENTERING INTO THIS AGREEMENT, AND SHALL SURVIVE CLOSING.  Nothing in this Section 6.5 shall in anyway or under any legal theory limit Purchaser's right to terminate this Agreement pursuant to Section 9.1 hereof.

ARTICLE VII
PRE-CLOSING COVENANTS

7.1

Consents and Approvals.

(a)

Consents.  Sellers shall, at their sole cost and expense, use reasonable best efforts (i) to obtain all necessary consents and approvals, as reasonably requested by Purchaser, to consummate the purchase and sale of the Acquired Assets and the assignment of the Assumed Obligations, together with any other necessary consents and approvals to consummate the transactions contemplated hereby, including obtaining entry of the Bidding Procedures Order and Sale Order without modification except as Purchaser may consent, (ii) to make, as reasonably requested by Purchaser, all filings, applications, statements and reports to all authorities that are required to be made prior to the Closing Date by or on behalf of Sellers or any of their Affiliates pursuant to any applicable Law in connection with this Agreement and the transactions contemplated hereby and (iii) to obtain, as requested by Purchaser, all required consents and approvals (if any) necessary to assign and transfer Sellers' Permits to Purchaser at Closing and, to the extent that one (1) or more of Sellers' Permits are not transferable, to assist Purchaser in obtaining replacements therefor.  In the event that any of Sellers' Permits or any Assumed Contracts are not transferable or replacements therefor are not obtainable on or before the

Closing, but such Permits, Assumed Contracts, consents and approvals to transfer, or replacements therefore are obtainable after the Closing, Sellers shall continue to use such commercially reasonable efforts in cooperation with Purchaser after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits or Assumed Contracts after Closing and shall do all things necessary to give Purchaser the benefits that would be obtained under such Permits and Assumed Contracts, in each case at Sellers' sole cost and expense.  Purchaser shall give any other notices to, make any other filings with, and use reasonable best efforts to cooperate with Sellers to obtain, any other authorizations, consents and approvals in connection with the matters contemplated by this Section 7.1(a).

(b)

Governmental Consents.  Each of the parties shall give any other notices to, make any other filings with, and use reasonable best efforts to obtain, any other authorizations, consents and approvals of any Governmental Authority (including any novation necessary in respect of any Government Contract) in connection with the matters contemplated by this Agreement.

7.2

Access to Information and Facilities.   Sellers agree that, prior to the Closing Date, Purchaser, each lender to Purchaser, if any, and their respective representatives shall, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of any Seller, have reasonable access during normal business hours to all Facilities and shall be entitled to make such reasonable investigation of the properties, businesses and operations of Sellers (including conducting a physical inventory of the Inventory) and such examination of the Books and Records and financial condition of Sellers as it reasonably requests and to make extracts and copies to the extent necessary of the Books and Records; provided, that no investigation pursuant to this Section 7.2 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement.

7.3

Notification of Certain Matters.

(a)

Sellers shall give notice to Purchaser of (i) the occurrence or nonoccurrence of any event that would be likely to cause either (A) any representation or warranty of Sellers contained in this Agreement, or in connection with the transactions contemplated hereunder, to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or (B) directly or indirectly, any Material Adverse Effect on any Seller, or (ii) any material failure of any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 7.3(a) shall not (x) be deemed to amend or supplement any of the Disclosure Schedules contemplated hereby, (y) be deemed to cure any breach of any representation, warranty, covenant or agreement or to satisfy any condition, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.  Further, Sellers shall give notice to Purchaser of any breach of, default, or event of default under (regardless of whether such breach, default or event of default is otherwise waived by the lender under the DIP Credit Facility), the DIP Facility or if the DIP Facility is otherwise terminated.

(b)

To the extent not already included, Sellers shall add Purchaser, and Purchaser's counsel, to Sellers' so-called "Rule 2002 notice list" and otherwise provide notice to Purchaser of all matters that are required to be served on Sellers' creditors pursuant to the Bankruptcy Code and Rules.

(c)

Purchaser and Sellers acknowledge that certain of the representations and warranties of Sellers affirmatively require that Sellers list certain factual information on the Disclosure Schedules.  Sellers shall be permitted to update the Disclosure Schedules on or prior to the Closing Date.  No additional disclosure or update by Sellers pursuant to this Section 7.3(c), however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, breach of covenant, or right of Purchaser to terminate this Agreement.

7.4

Bankruptcy Actions

(a)

Sellers shall commence the Chapter 11 Cases not later than two (2) Business Days after the Effective Date.

(b)

Simultaneously with the filing of the motion for entry of the Bidding Procedures Order on the Bankruptcy Court's docket or such earlier time as Sellers shall determine, Sellers shall file with the Bankruptcy Court a motion, in form and substance approved by Purchaser, to approve the transaction contemplated hereby ("Sale Motion"), which motion shall seek the Bankruptcy Court's approval of this Agreement, Sellers' performance under this Agreement and the assumption and the assignment of the Assumed Executory Contracts, which shall be set forth on an exhibit thereto and include the amounts necessary to cure defaults under each of such Assumed Executory Contracts, and shall provide that the applicable Purchaser's promise to perform following the Closing obligations under the Assumed Executory Contracts constituting the only required adequate assurance of future performance required pursuant to Section 365(f)(2) of the Bankruptcy Code, and shall provide that Purchaser's promise to perform following the Closing all obligations under the Assumed Executory Contracts shall constitute the only required adequate assurance of future performance required pursuant to Section 365(f)(2) of the Bankruptcy Code.

(c)

Sellers shall use their reasonable best efforts to: (i) file a motion for entry of the Bidding Procedures Order by January 13, 2010, (i) obtain entry of the Bidding Procedures Order by the Bidding Procedures Order Deadline Date, (iii) require that Bids are due no later than the Bid Deadline, (iv) require that the Auction (to the extent required by the Bankruptcy Court), during which Sellers will solicit qualified bids ("Qualified Bids") from other prospective purchasers for the sale of all or substantially all of the Acquired Assets, on terms and conditions, in each instance, no less favorable to Sellers in any respects then contained in this Agreement and in accordance with the procedures set forth in the Bidding Procedures Order, shall be held no later than the Auction Deadline Date, (v) obtain entry of the Sale Order by no later than the Sale Order Deadline, and (vi) consummate the Closing as soon as practicable after the approval of the Sale Order and no later than February 22, 2010, provided that the Sale Order has been entered by the Bankruptcy Court and no request for stay of the Sale Order is pending.

(d)

Sellers will provide Purchaser with a reasonable opportunity to review and comment upon all motions, applications, petitions, schedules and supporting papers, in each case which relate to or affect the transactions contemplated by this Agreement, prepared by Sellers (including forms of Orders and Notices to interested parties) prior to the filing thereof in the Chapter 11 Cases.  All motions, applications, petitions, schedules and supporting papers prepared by Sellers and relating (directly or indirectly) to the transactions contemplated by this Agreement to be filed on behalf of Sellers after the date hereof must be reasonably satisfactory in form and substance to Purchaser in its own discretion.

(e)

Sellers agree that they will promptly take such actions as are reasonably requested by Purchaser to assist in obtaining entry of the Sale Order and the Bidding Procedures Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by Sellers of their obligations under this Agreement and the Transaction Documents and demonstrating that Purchaser is a good faith buyer under Section 363(m) of the Bankruptcy Code.

(f)

Sellers shall execute such documents and use their reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including to put Purchaser in actual possession and operating control of the Acquired Assets, to effectuate, record or perfect the transfer of the Acquired Assets to Purchaser, to confirm the title of the Acquired Assets in Purchaser, to assist Purchaser in exercising rights relating thereto, to use commercially reasonable efforts to obtain all consents, approvals and authorizations of Third Parties, to make all filings with and give all notices to Third Parties which may be necessary or required in order to effectuate the transactions contemplated hereby, and to use commercially reasonable efforts to obtain landlords' estoppels and landlords' lenders' waivers).  Sellers shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Sections 8.1 and 8.2 of this Agreement.

7.5

Other Bids .  Purchaser acknowledges that pursuant to the Bidding Procedures Order, and after entry of the Bidding Procedures Order on the Bankruptcy Court's docket, Sellers will solicit bids ("Bids") from other prospective purchasers (collectively, "Bidders") for the sale of all or substantially all of the Acquired Assets, on terms and conditions containing representations and warranties, covenants, termination rights, financing and due diligence contingencies substantially similar to (and in no way less favorable to Sellers than) those in this Agreement (it being agreed and understood that such Bid shall modify this Agreement as needed to comply in all respects with the Bidding Procedures Order in accordance with the procedures set forth in the Bidding Procedures Order; provided, however, that following completion of the Auction (at which Purchaser is the successful bidder) until the Closing, no Seller shall, directly or indirectly, through any officer, director, employee, agent, professional or advisor, solicit any Acquisition Proposal or participate in any negotiations or discussions with respect to any Acquisition Proposal except with a Person designated as the Backup Bidder (as defined in the Bidding Procedures Order) at the Auction, and no Seller nor any of the Sellers' Affiliates shall (i) execute an agreement with respect to an Acquisition Proposal or (ii) seek or support Bankruptcy Court approval of a motion or Order inconsistent in any material respect with the transactions contemplated by this Agreement.

7.6

Non-Seller Subsidiaries.  To the extent that any Affiliate of any Seller (other than an Affiliate which is a Seller) owns any property, assets, rights, titles or interests of any kind and nature relating to the Business, each Seller hereby covenants that it will (and it will cause its Affiliates to), from time to time, prior to or subsequent to the Closing, without further consideration, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all further acts, conveyances, transfers, assignments and assurances as reasonably may be required to convey or transfer to Purchaser or, at its option, one (1) of its Subsidiaries, any such property, assets, rights, titles or interests free and clear of all Liens and Liabilities.

7.7

Bankruptcy Matters

(a)

Sellers and Purchaser acknowledge that this Agreement and the sale of the Acquired Assets and the assumption and assignment of the Assumed Contracts are subject to Bankruptcy Court approval.  Sellers and Purchaser acknowledge that (i) to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest and otherwise best offer possible for the Acquired Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and interested parties as ordered by the Bankruptcy Court, and (ii) Purchaser must provide adequate assurance of future performance under the to-be-assigned Executory Contracts.

(b)

In the event an appeal is taken or a stay pending appeal is requested, from either the Bidding Procedures Order or the Sale Order, Sellers shall immediately notify Purchaser of such appeal or stay request and shall promptly provide to Purchaser a copy of the related Notice of appeal or Order of stay.  Sellers shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from either of such Orders.

(c)

From and after the Effective Date, Sellers shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of Bidding Procedures Order or this Agreement.  If Purchaser is the Successful Bidder (as defined in the Bidding Procedures Order) at the Auction, Sellers shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order or this Agreement.

7.8

Financial Statements .  Sellers shall promptly deliver to Purchaser copies of all financial statements and other information Sellers are required to deliver to the lenders under the DIP Facility.

7.9

Real Property.   From and after the date of this Agreement through (i) the effective date of assignment for the leases that are Designated Contracts assumed by Purchaser after the Closing, and (ii) the Closing for all Facility Leases that are not Designated Contracts:

(a)

Maintenance of Real Property.  Sellers shall maintain the Lease Facilities, including all of the improvements thereon, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing improvements, or erect new improvements on the real property or any portion thereof, without the prior written consent of Purchaser.

(b)

Leases.  Seller shall not amend, modify, extend, renew or terminate any Facility Lease, and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Purchaser.

7.10

Settlement Action .  Prior to Closing, the Sellers shall communicate and cooperate with the Purchaser and the United States in every respect to facilitate the dismissal with prejudice of all court proceedings related to the Deferred Prosecution Agreement.  Following the Closing, Sellers shall communicate and cooperate with the Purchaser and the United States in every respect to facilitate the dismissal with prejudice of all court proceedings related to the Deferred Prosecution Agreement.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1

Conditions to Parties' Obligations .  The obligations of Purchaser and Sellers under this Agreement are subject to satisfaction of the following conditions precedent on or before the Closing Date, any one or more of which may be waived (but only in writing) by Purchaser or Sellers (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)

Required Approvals.  All authorizations, consents, filings and approvals necessary to permit the parties to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall be in form and substance, reasonably satisfactory to Parties, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect.  All terminations or expirations of waiting periods imposed (and any extension thereof) by any Governmental Authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

(b)

No Order or Proceeding.  No Order shall be issued by and no Proceeding shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or involving a claim that consummation thereof would result in the violation of any Law of any Governmental Authority having appropriate jurisdiction.

8.2

Conditions to Purchaser's Obligations .  The obligations of Purchaser under this Agreement are subject to satisfaction of the following conditions precedent on or before the Closing Date, any one or more of which may be waived (but only in writing) by Purchaser (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)

Accuracy of Representations and Warranties.  Sellers shall make all of the representations and warranties set forth in Article V on and as of the Closing Date, and such representations and warranties shall be true and correct as of the Closing Date in all material respects.

(b)

Performance of Covenants.  Sellers shall have performed and complied in all respects with the obligations and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

(c)

Officer's Certificate.  Sellers shall deliver to Purchaser a certificate signed by each Seller, dated the date of the Closing Date, (in form and substance reasonably satisfactory to Purchaser), certifying that the conditions specified in Sections 8.1 and 8.2 have been satisfied as of the Closing;

(d)

Bankruptcy Condition.

(i)

The Bidding Procedures Order shall have been entered on the docket of the Bankruptcy Court as soon as practicable and no later than the Bidding Procedures Order Deadline Date.  The Sale Order shall have been entered on the docket of the Bankruptcy Court as soon as practicable and no later than the Sale Order Deadline shall become effective immediately, notwithstanding Rules 6004(h) and 6006(d) of the Federal Rules of Bankruptcy Procedure, and no request for stay of the Sale Order is pending, and no such stay is in effect.

(ii)

The Sale Order shall approve and authorize the assumption and assignment of the Assumed Executory Contracts and the Assumed Executory Contracts shall have been actually assumed and assigned to Purchaser such that the Assumed Executory Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Purchaser, among other things, defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing.

(iii)

The Bidding Procedures Order shall provide:

(A)

Upon the first to occur of (i) the date any Seller consummates an Acquisition Proposal or (ii) the date any Seller consummates a plan under the Bankruptcy Code, and only if the first to occur of (i) or (ii) above shall have occurred on or prior to the date which is the one (1) year anniversary of the date of termination of this Agreement, then, Sellers shall immediately pay (in cash) to Purchaser a breakup fee equal to Three Hundred and Twenty Thousand Dollars ($320,000) (the "Breakup Fee") with Sellers being jointly and severally liable for such payment; provided, however, that the Breakup Fee shall not be payable to Purchaser if this Agreement is terminated by Sellers pursuant to Section 9.1(c) or Section 9.1(l) and the Purchaser does not have a right to terminate this Agreement pursuant to Article IX (such termination by Sellers pursuant to Section 9.1(c) or Section 9.1(l) when Purchaser does not have a right to terminate this Agreement pursuant to Article IX, a "Seller Termination for Purchaser Breach").

(B)

If the transactions contemplated hereby are not consummated for any reason other than the material breach by Purchaser of this Agreement, Sellers shall pay (in cash) to Purchaser, upon the first to occur of (i) the date any Seller consummates an Acquisition Proposal or (ii) the date any Seller consummates a plan under the Bankruptcy Code, an amount equal to all reasonable costs and out-of-pocket expenses incurred by Purchaser in connection with its legal, environmental, accounting and business due diligence and the preparation and negotiation of this Agreement (the "Expense Reimbursement") with Sellers being jointly and severally liable for such payment, not to exceed in the aggregate the sum of $350,000; provided, however, that the Expense Reimbursement shall not be payable to Purchaser if this Agreement is terminated by a Seller Termination for Purchaser Breach.

(C)

That Sellers are authorized without further Bankruptcy Court action to pay any amounts that become due and payable to Purchaser pursuant to this Agreement (including the Breakup Fee and Expense Reimbursement), and that pursuant to Section 364(c)(1) of the Bankruptcy Code, Purchaser shall have a super-priority administrative expense priority claim payable out of Sellers' cash or other collateral securing Sellers' obligations (which shall be senior to any and all claims of any creditors of or holders of equity interests in Sellers, including pre-petition and post-petition amounts owing to Sellers' pre-petition and post-petition senior secured lenders) for such amounts that shall be due and payable as provided in Sections 8.2(d)(iii)(A) and (B) of this Agreement;

(D)

No party submitting any other offer to purchase the Acquired Assets or a Qualifying Bid shall be entitled to any expense reimbursement, breakup, or termination or similar fee or payment;

(E)

Prior to receipt by a prospective Bidder of any information (including business and financial information and access to representatives of Sellers) from Sellers, each Bidder will be required to execute an appropriate confidentiality agreement and deliver evidence reasonably satisfactory to Sellers establishing such potential Bidders' financial capability to timely consummate a purchase of the all the Acquired Assets;

(F)

As part of any Bid, each Bidder shall submit a copy of this form of asset purchase agreement marked to show changes, along with any other bid package requirements to ParentCo and Purchaser and place into escrow a cash deposit of no less than Five Hundred Thousand Dollars ($500,000);

(G)

(1)  a Bid will not be considered by Sellers as qualified for the Auction unless such Bid is for an amount equal to or more than the aggregate of the sum of (w) Eight Million Dollars ($8,000,000) in cash; (x) the dollar value of the Breakup Fee in cash, (y) the dollar value of the Expense Reimbursement in cash, and (z) One Hundred Thousand Dollars ($100,000) in cash (such amount, the "Minimum Cash Amount"), (2) any overbid Bids thereafter must be higher than the then existing lead Bid in increments valued at not less than One Hundred Thousand Dollars ($100,000), provided, however, that the consideration for such overbids in excess of the Minimum Cash Amount need not be cash, provided, further, however, any overbid Bids by Purchaser thereafter shall only be required to be equal to the sum of (A) the then existing leading Bid, plus (B) consideration valued at One Hundred Thousand Dollars ($100,000) less (C) the dollar value of the Breakup Fee less (D) the dollar value of the Expense Reimbursement; provided, further, however, a higher Bid will not be considered by Sellers as qualified for the Auction if (I) such Bid contains additional representations and warranties, covenants, closing conditions, termination rights other than as may be included in this Agreement (it being agreed and understood that such Bid shall modify this Agreement as needed to comply in all respects with the Bidding Procedures Order and will remove provisions that apply only to the Purchaser as the stalking horse bidder such as breakup fee and expense reimbursement); (II) such Bid is not received by Sellers and Purchaser in writing on or prior to the Bid Deadline, and (III) such Bid does not contain evidence that the Person submitting it has received unconditional debt and/or equity funding commitments (or has unrestricted and fully available cash) sufficient in the aggregate to finance the purchase contemplated thereby, including proof of deposit into escrow of no less than Five Hundred Thousand Dollars ($500,000) in cash.  (Each Bid which meets the foregoing criteria constitutes, as applicable, a "Qualifying Bid");

(H)

If one (1) or more Qualifying Bids are submitted in accordance with the Bidding Procedures Order, Sellers will conduct the Auction no later than the Auction Deadline Date in accordance with the Bidding Procedures Order.  At the Auction, Sellers shall have the right to select the highest and best Bid from Purchaser and any Person who submitted a Qualifying Bid pursuant to Section 8.2(d)(iii)(G) (the "Highest and Best Bid"), which will be determined by Sellers considering, among other things: (1) the number, type and nature of any changes to this Agreement requested by each Bidder; (2) the extent to which such modifications are likely to delay closing of the sale of the Acquired Assets and the cost to Sellers of such modifications or delay; (3) the total consideration to be received by Sellers; (4) the likelihood of the Bidder's ability to close a transaction and the timing thereof; and (5) the net benefit to the estate, taking into account Purchaser's rights to the Breakup Fee and Expense Reimbursement (for the avoidance of doubt, Sellers hereby agree that the value attributed by Sellers to any Bid made by Purchaser at the Auction shall at least be equal to the sum of the following (w) the dollar value of the cash consideration contained in such Bid, (x) the dollar value of any additional consideration contained in such Bid), (y) the dollar value of the Breakup Fee, and (z) the dollar value of the Expense Reimbursement. For avoidance of doubt, the Highest and Best Bid must include cash in an amount no less then the Minimum Cash Amount (it being agreed that the Minimum Cash Amount for Purchaser shall be reduced by the dollar value of the Expense Reimbursement and Breakup Fee);

(I)

At the Auction, Purchaser shall have the right to submit further higher Bids based upon the terms and provisions of this Agreement;

(J)

Unless otherwise agreed to by Purchaser in its sole discretion, only the Persons who submitted Qualified Bids and Purchaser may participate in the Auction;

(K)

Sellers shall not contest that Purchaser has the right to assert that it has standing to contest the Highest and Best Bid selected by Sellers;

(L)

Sellers are authorized and directed to instruct the successful bidder at the Auction to pay the Breakup Fee and Expense Reimbursement directly to Purchaser by wire transfer of immediately available good funds to an account specified by Purchaser at the Closing of such transaction with the successful bidder.  To the extent for any reason the successful bidder at Auction fails to pay the Breakup Fee and Expense Reimbursement directly to Purchaser at the Closing of such transaction with the successful bidder, the Sellers are authorized and directed to pay the Breakup Fee and Expense Reimbursement to Purchaser in accordance with the terms of this Agreement without further order of the Bankruptcy Court.

(e)

Receipt of Required Consents.  Sellers shall have delivered duly executed copies of all Third Party approvals and governmental approvals, consents and novations listed on Schedule 8.2(e).

(f)

Closing Deliveries.  Sellers shall have delivered to Purchaser the items set forth in Section 4.3 of this Agreement.

(g)

Cure Costs

.  If a cure obligation (pursuant to Section 365 of the Bankruptcy Code) is not set forth on Schedule 1.1, or if any Assumed Executory Contract is subject to a cure in excess of the amount set forth next to such Assumed Executory Contract on Schedule 1.1, Sellers shall have paid the amount of such cure or the excess of such cure over the amount set forth on Schedule 1.1.

(h)

No Material Adverse Change.  There shall not have been a Material Adverse Change since November 30, 2009.

8.3

Conditions to Sellers' Obligations .  The obligations of Sellers under this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing Date, any one or more of which may be waived (but only in writing) by Sellers (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)

Accuracy of Representations and Warranties.  Purchaser shall make all of the representations and warranties set forth in Article VI on and as of the Closing Date, and such representations and warranties shall be true and correct as of the Closing Date in all material respects (except for those representations and warranties made as of a specified date, which shall be true and correct as of that date).

(b)

Performance of Covenants.  Purchaser shall have performed and complied in all respects with the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(c)

Officer's Certificate.  Purchaser shall deliver to Sellers a certificate signed by Purchaser, dated the date of the Closing Date (in form and substance reasonably satisfactory to Sellers), certifying that the conditions specified in Sections 8.1 and 8.3 have been satisfied as of the Closing;

(d)

Bankruptcy Court Approval.  The Bankruptcy Court shall have entered an order approving the execution of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated herein that is not subject to Rules 6004(h) and 6006(d) of the Federal Rules of Bankruptcy Procedure.

(e)

Consideration.  Purchaser shall have delivered the payments specified in Section 3.1.

(f)

Closing Deliveries.  Purchaser shall have delivered to Sellers the items set forth in Section 4.4 of this Agreement.

ARTICLE IX
TERMINATION

9.1

Termination .  This Agreement may be terminated prior to the Closing as follows:

(a)

by mutual written agreement of Purchaser and Sellers;

(b)

by Purchaser or Sellers if there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(c)

by Purchaser or Sellers (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of the other party, which breach is not cured within ten (10) days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing (provided, for avoidance of doubt, that such ten 10-day cure period shall not apply to the termination rights described in Section 9.1(k) and Section 9.1(l) of this Agreement);

(d)

by Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if it shall have reasonably determined that one (1) or more conditions set forth in Section 8.2 has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date other than the Closing Date by which such condition must be satisfied);

(e)

by Purchaser if any Seller (i) designates any Person other than Purchaser as the successful bidder of the Auction, (ii) seeks or supports Bankruptcy Court approval of an Acquisition Proposal (other than to or by Purchaser) or (iii) executes and delivers an agreement or understanding of any kind with respect to an Acquisition Proposal;

(f)

by Purchaser or Sellers (i) if the Bankruptcy Court enters an order approving any Acquisition Proposal (other than the sale of the Business and the Acquired Assets to Purchaser) or (ii) any Seller files with the Bankruptcy Court and seeks approval from the Bankruptcy Court of a "plan of reorganization" pursuant to the Bankruptcy Code;

(g)

by Purchaser as a result of (i) the failure of the Bankruptcy Court to have entered an order in a form reasonably satisfactory to Purchaser approving the DIP Credit Agreement by January 19, 2010, (ii) Sellers not filing a motion for approval of the DIP Credit Agreement within one day of commencement of the Chapter 11 Cases, or (iii) the Bankruptcy Court entering an order approving any debtor in possession financing other than the financing under the DIP Credit Agreement;

(h)

by Purchaser as a result of (i) the failure of the Bankruptcy Court to have entered the Bidding Procedures Order by no later than the Bidding Procedures Order Deadline Date (or such later date as Purchaser may determine in its sole discretion), or (ii) following the entry of the Bidding Procedures Order but prior to the entry of the Sale Order, the Bidding Procedures Order ceases to be in full force and effect, or is revoked, rescinded, vacated, materially modified, reversed or stayed, or otherwise rendered ineffective by a court of competent jurisdiction;

(i)

by Purchaser if the Sellers fail to comply with the terms of the Bidding Procedures Order, including the failure of Sellers to (i) require that Bids be due no later than the  date set forth in the Bidding Procedures Order or (ii) have held the Auction by no later than the date set forth in the Bidding Procedures Order;

(j)

by Purchaser as a result of (i) the failure of the Bankruptcy Court to enter the Sale Order by no later than the Sale Order Deadline, or (ii) the date the Sale Order ceases to be in full force and effect, or is revoked, rescinded, vacated, materially modified, reversed or stayed, or otherwise rendered ineffective by a court of competent jurisdiction;

(k)

by Purchaser on any day on or after February 25, 2010 if the Closing shall not have been consummated by such date (or by such later date as shall be mutually agreed to by Purchaser and Sellers in writing), unless the Closing has not occurred due to a material failure of Purchaser to perform or observe its obligations as set forth in this Agreement required to be performed or observed by it on or before the Closing Date;

(l)

by Sellers on any day on or after February 22, 2010, provided that Sellers are not then in material breach of any representation, warranty, covenant or other agreement contained herein and Purchaser does not have any right to terminate this Agreement pursuant to this Article IX, if all of the conditions set forth in Article VIII have been satisfied or waived in writing by the appropriate parties hereto on the date of termination, and the Closing shall not have been consummated within three (3) Business Days following the date that written notice is provided by Sellers to Purchaser specifically indicating that all of the conditions set forth in Article VIII have been satisfied or waived in writing by the appropriate parties hereto, including, as applicable, by Sellers' delivery of final and fully executed documents listed in Section 4.3 in .pdf or electronic form to Sellers' and Purchaser's respective legal counsel to be held in "escrow" pending Closing, other than (i) the deliveries required by Purchaser pursuant to Section 8.3(f) of this Agreement (and other than deliverables referenced in Section 4.4(e) of this Agreement) and (ii) the payment by Sellers of the amounts required to be paid pursuant to Section 8.2(g) of this Agreement, and pending (A) the physical transfer from Sellers to Purchaser of the deliveries required pursuant to Sections 4.3(a), (m), and (n) of this Agreement simultaneously with the Closing and (B) release of the other deliveries required by Article VIII of this Agreement from "escrow" upon receipt by Sellers of the payments required to be made by Purchaser in satisfaction of Section 8.3(e) of this Agreement and delivery by Purchaser of the documents listed in Sections 4.4(a), (b) and (c) of this Agreement;

(m)

by Purchaser if there has been a breach of, default under, or event of default under Section 7.01(b) of the DIP Credit Agreement specifically relating to Sections 5.04, 5.05, 5.07, 5.11, 5.13, 6.04, 6.05, 6.07, 6.08, 6.13, 6.14 or 6.15 of the DIP Credit Agreement or an event of default under Sections 7.01(a), (j), (l), (m), (n) or (u) of the DIP Credit Agreement (regardless of whether such breach, default or event of default is otherwise waived by the lender under the DIP Credit Facility but provided that such breach, default or event of default is not cured by Sellers within two (2) days of the date on which Sellers receive notice of such breach) or if the DIP Facility is otherwise terminated, provided that if one (1) or more Qualifying Bids are submitted in accordance with the Bidding Procedures Order, Purchaser must exercise the termination right set forth in this Section 9.1(m) for such specified breach of, default of or event of default under the DIP Credit Facility on the date such Qualifying Bid(s) are submitted;

(n)

by Sellers (provided that no Seller is then in material breach of any representation, warranty, covenant or other agreement contained herein) if it shall have reasonably determined that one (1) or more conditions set forth in Section 8.3 has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date other than the Closing Date by which such condition must be satisfied);

(o)

by Purchaser if any of the Chapter 11 Case is dismissed or converted into a case under Chapter 7 of the Bankruptcy Code and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement, or a trustee is appointed for Sellers and such trustee rejects the transactions contemplated by this Agreement;

(p)

by Purchaser, if Sellers withdraw or seek authority to withdraw the motion for entry of the Bidding Procedures Order or the Sale Motion, or announce any stand-alone plan of reorganization or liquidation (or supporting any such plan filed by any other party);

(q)

by Purchaser, if the Chapter 11 Cases are not commenced within five (5) Business Days of the Effective Date;

(r)

by Purchaser within two (2) days of receipt of a written good faith notice from Sellers that the Disclosure Schedules to be provided to Purchaser pursuant to Section 11.19 are final, if Purchaser is not satisfied with the Disclosure Schedules in its sole discretion.

9.2

Breakup Fee and Expense Reimbursement

(a)

Upon the first to occur of (i) the date any Seller consummates an Acquisition Proposal or (ii) the date any Seller consummates a plan under the Bankruptcy Code, and only if the first to occur of (i) or (ii) above shall have occurred on or prior to the date which is the one (1) year anniversary of the date of termination of this Agreement, Sellers, jointly and severally, shall immediately pay (in cash) to Purchaser the amount of the Breakup Fee; provided, however, that the Breakup Fee shall not be payable to Purchaser if this Agreement has been terminated by a Seller Termination for Purchaser Breach.

(b)

Sellers shall pay (in cash) to Purchaser the Expense Reimbursement upon the first to occur of (i) the date any Seller consummates an Acquisition Proposal or (ii) the date any Seller consummates a plan under the Bankruptcy Code; provided, however, that the Expense Reimbursement shall not be payable to Purchaser if this Agreement has been terminated by a Seller Termination for Purchaser Breach.

(c)

Sellers' obligation to pay the Breakup Fee and the Expense Reimbursement pursuant to this Section 9.2 shall survive termination of this Agreement and shall constitute an administrative expense (which shall be a super-priority administrative expense claim senior to all other administrative expense claims and payable out of Sellers' cash or other collateral securing Sellers' obligations to its senior secured lenders, prior to any recovery by such lenders) of Sellers under Section 364(c)(1) of the Bankruptcy Code.

(d)

In the event Sellers properly terminate this Agreement by a Seller Termination for Purchaser Breach, then, Sellers shall receive the Deposit as liquidated damages and as Sellers' sole and exclusive remedy for the breach by Purchaser of this Agreement as further described in Section 9.3 below.

(e)

In addition to any rights the Purchaser may have to the Breakup Fee and Expense Reimbursement as set forth herein, in the event Purchaser or Sellers properly terminate this Agreement for any reason other than by Sellers by a Seller Termination for Purchaser Breach, then, Purchaser shall receive a return of the Deposit upon such termination and neither party shall have any liability under this Agreement.

9.3

Effect of Termination or Breach

.  If the transactions contemplated hereby are not consummated (a) this Agreement shall become null and void and of no further force and effect, except (i) for this Section 9.3, (ii) for the provisions of Sections 11.1, 11.8, 11.9, 11.10, 11.11, and 11.12 hereof, and (iii) that, subject to any applicable limitations set forth in this Agreement, the termination of this Agreement for any cause shall not relieve any party hereto from any Liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination; and (b) if this Agreement is terminated by Purchaser pursuant to a termination right set forth in this Article IX or by Sellers for any reason other than the termination of this Agreement by a Seller Termination for Purchaser Breach, Sellers shall not be entitled to any damages, losses, or payment from Purchaser, and Purchaser shall have no further Liability of any kind to Sellers, any of their Affiliates, or any Third Party on account of this Agreement.  The parties hereby agree that is impossible to determine accurately the amount of damages that Sellers would suffer if the transactions contemplated hereby were not consummated as a result of a breach of this Agreement by the Purchaser.  As a result, notwithstanding anything in this Agreement to the contrary, Sellers hereby agree that, in the event of a termination of this Agreement by a Seller Termination for Purchaser Breach, (i) the Deposit shall be delivered to Sellers as liquidated damages against the Purchaser for all Liabilities of Purchaser under this Agreement and (ii) such liquidated damages shall be the sole and exclusive remedy, at Law and equity, of the Sellers against the Purchaser for the Purchaser's breach and such termination and Purchaser shall have no further Liability of any kind to Sellers, any of their Affiliates, or any third Party on account of this Agreement.

ARTICLE X
POST-CLOSING COVENANTS

10.1

Employees.   Prior to the Closing, Sellers shall terminate the employment of all employees of the Business.  Purchaser shall offer employment immediately prior to the Closing (but contingent on the occurrence of the Closing) to such employees of Sellers actively employed or engaged principally in the Business as of the Closing Date as determined by Purchaser in its sole discretion (such employees who accept such offer of employment and commence active employment with Purchaser, the "Rehired Employees") on terms and conditions of employment (including compensation and benefits) as determined by Purchaser in its sole discretion.  Nothing contained in this Agreement shall confer upon any Rehired Employee any right to any term or condition of employment or to continuance of employment by Purchaser or any of its Affiliates, nor shall anything herein interfere with the right of Purchaser or any of its Affiliates to terminate the employment of any employee, including any Rehired Employee, at any time, with or without notice and for any or no reason, or restrict Purchaser or any of its Affiliates in modifying any of the terms or conditions of employment of any employee, including any Rehired Employee, after the Closing.  Except for the Assumed Obligations, Sellers shall be responsible for (and Sellers shall jointly and severally indemnify and hold Purchaser harmless from and against), any and all wages, bonuses, commissions, employee benefits, retention or stay bonus arrangements, and other compensation (including all obligations under any Employee Benefit Plans other than the accrued vacation specifically assumed under Section 2.3(a)(iii)) due to the employees of Sellers arising out of their employment with Sellers prior to and as of the Closing.

10.2

Employee Benefit Plans .  Except for accrued vacation specifically assumed under Section 2.3(a)(iii), Purchaser shall not assume any Employee Benefit Plan or any Liability thereunder or related thereto and Purchaser shall provide only those benefits to Rehired Employees as of or after the Closing as Purchaser shall determine.  Except for obligations relating solely to accrued vacation specifically assumed under Section 2.3(a)(iii) (and other than any Liability arising as a result of any breach of any representation or warranty or covenant hereunder), Sellers shall jointly and severally indemnify, defend and hold harmless Purchaser from and against any and all obligations, claims, or Liabilities at any time arising under or in connection with any Employee Benefit Plan.  With respect to all claims by or benefits due to current and former employees, officers, directors or contractors of any Seller whenever arising under or in connection with any Employee Benefit Plan, whether insured or otherwise (including life insurance, medical and disability programs, retirement and pension plans), Sellers shall, at their own expense, honor, process, administer or pay or cause their respective insurance carriers (as applicable) to honor, process, administer or pay such claims or benefits, regardless of whether such claims are made or such benefits are due before or after the Closing, in accordance with the terms and conditions of such Employee Benefit Plans without regard to the employment by Purchaser of any such employees after the Closing.  Nothing contained in this Agreement, express or implied: (a) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement; (b) shall alter or limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (c) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any rights as a third party beneficiary of this Agreement.

10.3

WARN Act .  Sellers will indemnify and hold Purchaser harmless from any Liability with respect to any employees of the Sellers under the WARN Act due solely to Sellers' actions or omissions occurring prior to or upon the Closing.  Provided that the Company provides Purchaser with a true and accurate list, by date and location, of employee layoffs implemented by Sellers in the ninety (90) days preceding the Closing, Purchaser will indemnify and hold Sellers harmless from any Liability with respect to any employees employed by Purchaser after the Closing under the WARN Act due, in whole or in part, to Purchaser's actions or omissions occurring after the Closing Date.

10.4

Payroll Reporting and Withholding .  Purchaser shall adopt the "standard procedure" for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in

Revenue Procedure 2004-53.  Under this procedure, Purchaser as the successor employer shall provide Forms W-2 to all Rehired Employees reflecting all wages paid and Taxes withheld by Purchaser as the successor employer for the portion of the calendar year beginning on the day after the Closing Date.  Sellers as the predecessor employer shall provide Forms W-2 to all Rehired Employees reflecting all wages paid and Taxes withheld by Sellers for the portion of the calendar year ending on the Closing Date.  Purchaser shall adopt the "standard procedure" of Rev. Proc. 2004-53 for purposes of IRS Forms W-4 (Employee's Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).  Under this procedure, Sellers shall keep on file the Forms W-4 and W-5 provided by the Rehired Employees for the period required by applicable Law concerning record retention.  Purchaser shall obtain new IRS Forms W-4 and W-5 with respect to each Rehired Employee.

10.5

Certain Consents.  If a consent of a Third Party which is required in order to assign any Acquired Asset (or claim, right or benefit arising thereunder or resulting therefrom) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of any Seller to convey its interest in question to Purchaser, Sellers will cooperate with Purchaser and use commercially reasonable efforts in any lawful arrangement to provide that Purchaser shall receive the interests of any Seller in the benefits of such Acquired Asset.  If any consent or waiver is not obtained before the Closing Date and the Closing is nevertheless consummated, each Seller agrees to continue to use commercially reasonable efforts to obtain all such consents as have not been obtained prior to such date.

10.6

Name Changes.  At or prior to the Closing, each Seller shall take all necessary action to change its name and the names of all Affiliates of Sellers to a name that does not include the word "Protective", "Ceramic" or any other name or mark included in the Intellectual Property used in the conduct of the Business as presently conducted by Sellers (including any name set forth on the signature pages to this Agreement) or any translations, adaptations, derivations or combinations of any of the foregoing or any name or mark confusingly similar thereto (collectively, the "Restricted Names").  Sellers shall promptly notify Purchaser of such name change(s) and the new name(s) chosen by each Seller and all Affiliates of Seller, as applicable.  From and after Closing, Sellers and all Affiliates of Sellers shall cease all use of any Restricted Name, including by removing all Restricted Names from all letterhead, stationary, signage and tangible assets included in the Excluded Assets.

10.7

Accounts Receivable; Collections.  After the Closing, Sellers shall permit, and hereby authorize, Purchaser to collect, in the name of Sellers, all Accounts Receivable constituting part of the Acquired Assets and to endorse with the name of any applicable Seller for deposit in Purchaser's account any checks or drafts received in payment thereof.  Sellers shall promptly deliver to Purchaser any cash, checks or other property that they may receive after the Closing in respect of any Accounts Receivable or other asset constituting part of the Acquired Assets.

10.8

Confidentiality.  Following the Closing, Sellers shall maintain as confidential and shall not use or disclose (except as required by Law or as authorized in writing by Purchaser) (a) any information or materials relating to the Business, operations and affairs of Sellers, and (b) any materials developed by Purchaser or any of its representatives (including its accountants, advisors, environmental, labor, employee benefits and any other consultants, lenders and legal counsel).  Except as otherwise permitted and provided above, in the event any Seller is required by Law to disclose any such confidential information, such Seller shall promptly notify Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Purchaser to obtain a protective order and otherwise preserve the confidentiality of such information consistent with applicable Law.  Information subject to the confidentiality obligations in this Section 10.8 does not include any information which (x) at the time of disclosure is generally available to or known by the public (other than as a result of its disclosure in breach of this Agreement) or (y) becomes available on a non-confidential basis from a Person who is not known to be bound by a confidentiality agreement with Purchaser or its Affiliates, or who is not otherwise prohibited from transmitting the information.

10.9

Access to Records and Information.  Between the Closing Date and the fifth anniversary of the Closing Date, Sellers shall have reasonable access to all of the books and records relating to the Business or the Acquired Assets, including all information pertaining to the Assumed Contracts, in the possession of Purchaser to the extent that such access may reasonably be required by Seller in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Acquired Assets.  Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours; provided, however, that (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Purchaser or its Affiliates, and (ii)  Purchaser shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) Purchaser need not supply Sellers with any information which Buyer is under a legal obligation not to supply.  Sellers shall be solely responsible for any costs or expenses incurred by Sellers pursuant to this Section 10.9 and for all out-of-pocket expenses incurred by Purchaser pursuant to this Section 10.9.  If Purchaser shall desire to dispose of any such books and records upon or prior to the expiration of such period, Purchaser shall, prior to such disposition, give Sellers a reasonable opportunity at Sellers' expense, to segregate and remove such books and records as Sellers may select.  After the Closing, Sellers and the Canadian Imperial Bank of Commerce (as lender under the DIP Credit Facility and pre-petition lender to Sellers) shall have reasonable access to the senior management personnel of Purchaser to the extent that such access may reasonably be required in connection with any Tax refunds, rebates, credits and similar items which are Excluded Assets hereunder and which relate to any period, or portion of any period, on or prior to the Closing Date.  Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours; provided, however, that (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Purchaser or its Affiliates, and (ii)  Purchaser shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) Purchaser need not supply Sellers or the Canadian Imperial Bank of Commerce with any information which Purchaser is under a legal obligation not to supply.  Sellers and the Canadian Imperial Bank of Commerce shall be responsible for their respective costs or expenses incurred by them pursuant to this Section 10.9. All out-of-pocket expenses incurred by Purchaser pursuant to this Section 10.9 shall be reimbursed by Sellers or the Canadian Imperial Bank of Commerce, as the case may be, to the extent such expenses were incurred by Purchaser as a result of the exercise or rights by Sellers or the Canadian Imperial Bank of Commerce under this Section 10.9.

10.10

Taxes

(a)

On or prior to the Closing, Sellers shall pay all sales taxes, use taxes, payroll taxes, and other Taxes owed or owing with respect to the Acquired Assets or the Business and attributable to taxable periods or portions thereof prior to the Closing.

(b)

Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges due and which may be payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Obligations under this Agreement or the transactions contemplated herein shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers and timely paid.

(c)

All Tax-sharing agreements or similar agreements with respect to or involving any Seller shall be terminated as of the Closing Date and, on and after the Closing Date, Purchaser shall not be bound thereby or have any Liability thereunder.

(d)

Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  All costs and expenses incurred in connection with this Section 10.10(d) shall be borne by the party who is subject to such Proceeding.

(e)

Personal property Taxes, real property Taxes and other similar Taxes (the "Proration Items") with respect to the Acquired Assets for any taxable period commencing before the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between the Purchaser and the Sellers as of the Closing Date.  The amount of the Proration Items attributable to the Sellers shall be equal to the amount of Tax for the period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the period through and including the Closing Date and the denominator of which shall be the number of days in the period.  The amount of all such Proration Items attributable to the Sellers shall be estimated as of the Closing Date and paid over to Purchaser at the Closing; provided, however, that final payments with respect to the Proration Items that are not able to be calculated as of the Closing Date shall be calculated and Sellers shall pay over any additional amount as soon as practicable after the Closing Date but no later than five (5) Business Days after determination of such addition amounts.

ARTICLE XI
MISCELLANEOUS

11.1

Non-Survival of Representations and Warranties.  The representations and warranties respectively made by Sellers and Purchaser in this Agreement and in any certificate delivered hereunder will expire as of the Closing. Subsequent to Closing, no claim with respect to any breach of any representation or warranty contained in this Agreement may be pursued or maintained (either hereunder or otherwise) against any other party.  The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.

11.2

Expenses.

(a)

Except as otherwise provided herein, each party hereto shall bear its own costs and expenses, including attorneys' fees, with respect to the transactions contemplated hereby.  Notwithstanding the foregoing, in the event of any Proceeding to interpret or enforce this Agreement, the prevailing party in such Proceeding (i.e., the party who, in light of the issues contested or determined in the Proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including all court costs and reasonable attorneys' fees) as the prevailing party may incur in the pursuit or defense thereof.

(b)

The parties hereto agree that if any claims for commissions, fees or other compensation, including brokerage fees, finder's fees, or commissions are ever asserted against Purchaser or Sellers in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify (with counsel reasonably satisfactory to the party(ies) entitled to indemnification) and hold the other harmless from and against any and all such claims or demands asserted by any Person, firm or corporation in connection with the transaction contemplated hereby.

11.3

Amendment.  This Agreement may not be amended, modified or supplemented except by a written instrument signed by ParentCo (on behalf of itself and Sellers) and Purchaser.

11.4

Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing by ParentCo, in the case of a waiver by any Seller, or Purchaser, in the case of any waiver by Purchaser, and no waiver in any one (1) or more instances shall be deemed to be a further or continuing waiver of any such condition or breach of other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

11.5

Notices.  All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (a) when personally delivered, (b) when sent by facsimile (with hard copy to follow) during a Business Day (or on the next business day if sent after the close of normal business hours or on any non-Business Day), (c) when sent by electronic mail (with hard copy to follow) during a business day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (d) one (1) Business Day after being sent by reputable overnight express courier (charges prepaid), or (e) three (3) Business Day following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, requests, demands and communications to the parties shall be sent to the addresses indicated below:

To Sellers:

Protective Products of America, Inc.

1649 NW 136th Avenue
Sunrise, FL 33323

Attn:

R. Patrick Caldwell, CEO

Jason A. Williams, CFO

Fax:

(954) 846-8306

E-mail: pcaldwell@body-armor.com

jwilliams@body-armor.com

with copy to:

Berger Singerman, P.A.

200 South Biscayne Boulevard

10th Floor

Miami, Florida 33131

Attn:

Jordi Guso, Esq.

Fax:

(305) 714-4340

E-mail: jguso@bergersingerman.com

With a copy to:

Farlie Turner & Co.

401 East Las Olas Boulevard

Suite 1160

Fort Lauderdale, Florida 33301

Attn:

Steven Zuckerman

Scott Saunders

Fax:

(954) 358-3838

Email:

szuckerman@farlieturner.com

ssaunders@farlieturner.comTo Purchaser:

To Purchaser:

Protective Products Enterprises, Inc.

5200 Town Center Circle, Suite 600

Boca Raton, FL 33486

Attn:

C. Deryl Couch

Jason H. Neimark

G. Brian McGee

Fax:

(561) 394-0540

E-mail: dcouch@suncappart.com

 jneimark@suncappart.com

 bmcgee@suncappart.com

With copies to:

Sun Capital Partners Management V, Inc.

5200 Town Center Circle, Suite 600

Boca Raton, FL 33486

Attn:

C. Deryl Couch

Jason H. Neimark

G. Brian McGee

Fax:

(561) 394-0540

E-mail: dcouch@suncappart.com

 jneimark@suncappart.com

 bmcgee@suncappart.com

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attn:

Douglas C. Gessner, P.C.

Jeremy S. Liss

Fax:

(312) 861-2200

E-mail: douglas.gessner@kirkland.com

 jeremy.liss@kirkland.com

11.6

Counterparts; Electronic Execution.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an "Electronic Delivery") shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other parties.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

11.7

Headings.  The headings preceding the text of the Articles and Sections of this Agreement and the Exhibits and the Schedules are for convenience only and shall not be deemed part of this Agreement.

11.8

SUBMISSION TO JURISDICTION; WAIVER OF TRIAL BY JURY.  THE PARTIES HEREBY AGREE THAT ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, SUITS, AND PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS CONTEMPLATED HEREIN SHALL BE FILED AND MAINTAINED ONLY IN THE BANKRUPTCY COURT, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH COURT.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.9

Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the Delaware (regardless of the Laws that might otherwise govern under applicable Delaware principles of conflicts of Law) as to all matters, including matters of validity, construction, effect, performance and remedies.

11.10

Binding Nature; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties (which shall not be unreasonably withheld or delayed); except (a) that Purchaser may assign any of its rights and obligations hereunder to any Affiliate or Subsidiary of Purchaser (whether wholly owned or otherwise) or to its lender and, following the Closing, in whole or in part to any successor-in-interest to any Person acquiring all or any portion of the Business or the Acquired Assets; (b) the rights and interests of Sellers hereunder may be assigned to a trustee appointed under Chapter 11 or Chapter 7 of the Bankruptcy Code; (c) this Agreement may be assigned to any entity appointed as a successor to Sellers pursuant to a confirmed Chapter 11 plan; and (d) as otherwise provided in this Agreement.  Sellers hereby agree that Purchaser may grant a security interest in its rights and interests hereunder to its lenders, and Sellers will sign a consent with respect thereto if so requested by Purchaser or its lender, and that the terms of this Agreement shall be binding upon any subsequent trustee appointed under Chapter 11 or Chapter 7 of the Bankruptcy Code.

11.11

No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and permitted assigns, any rights, remedies, obligations, claims, or causes of action under or by reason of this Agreement.  Neither Sellers, nor their successors and permitted assigns, shall have any right to specific performance hereunder.

11.12

Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and Laws promulgated thereunder, unless the context requires otherwise. Whenever a party's consent, approval or satisfaction is required under this Agreement, the decision as to whether or not to consent or approve or be satisfied shall be in the sole and exclusive discretion of such party, and such party's decision shall be final and conclusive.

11.13

Public Announcements.  Except as required by Law or in connection with the Chapter 11 Cases, neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto relating to the contents and manner of presentation and publication thereof, which approval will not be unreasonably withheld, delayed or conditioned.  Prior to making any public disclosure required by applicable Law, the disclosing parties shall give the other party a copy of the proposed disclosure and reasonable opportunity to comment on the same.  Notwithstanding the foregoing, Purchaser shall not be restricted from making any public announcements or issuing any press releases after the Closing.

11.14

Disclosure Schedules.  The information disclosed in any Schedules provided pursuant to this Agreement (collectively, the "Disclosure Schedules") shall be deemed to relate to and to qualify, if applicable, only the particular representation or warranty set forth in the corresponding numbered Section in this Agreement and shall not be deemed to relate to or to qualify any other representation or warranty.  Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception, if applicable, to a representation or warranty made herein, however, unless the Disclosure Schedules identify the exception with reasonable particularity and describe the relevant facts in reasonable detail.  The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

11.15

Entire Understanding.  This Agreement, the Exhibits and the Schedules set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and the Agreement, the Exhibits and the Schedules supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder.

11.16

Closing Actions. All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent, and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing).

11.17

Conflict Between Transaction Documents.  The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement or document referred to herein, this Agreement shall govern and control.

11.18

Time Periods. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a day that is not a Business Day, the period during which such action may be taken shall be automatically extended to the next Business Day.

11.19

Final Schedules Notwithstanding anything to the contrary, Purchaser and Sellers acknowledge that as of the date of this Agreement the Disclosure Schedules have not been finalized.  Sellers hereby agree and acknowledge that Purchaser may terminate this Agreement pursuant to Section 9.1(r) if it is not satisfied with the contents of the Disclosure Schedules.  Sellers agree to provide Purchaser with a final draft of the Disclosure Schedules within five (5) days after the date hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

PURCHASER:

PROTECTIVE PRODUCTS ENTERPRISES, INC.

SELLERS:

PROTECTIVE PRODUCTS OF AMERICA, INC.

CPC HOLDING CORPORATION OF AMERICA

CERAMIC PROTECTION CORPORATION OF AMERICA

PROTECTIVE PRODUCTS INTERNATIONAL CORP.

PROTECTIVE PRODUCTS OF NORTH CAROLINA LLC

Signature Page to Asset Purchase Agreement